UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2004

ENTERPRISE PRODUCTS PARTNERS L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas		77008-1044
(Address of Principal Executive Offices)		(Zip Code)

(713) 880-6500

(Registrant’s Telephone Number, including Area Code)

EXPLANATORY NOTE

      On December 15, 2003, Enterprise Products Partners L.P. (“Enterprise”) and certain of its affiliates, El Paso Corporation (“El Paso”) and certain of its affiliates and GulfTerra Energy Partners, L.P. (“GulfTerra”) and certain of its affiliates entered into a series of definitive agreements pursuant to which Enterprise and GulfTerra will merge. The purpose of this Current Report on Form 8-K is to file the unaudited consolidated financial statements of GulfTerra for the three months ended March 31, 2004 and 2003 and the unaudited pro forma financial statement of Enterprise for the three months ended March 31, 2004 and 2003. Enterprise is filing these financial statements with this Current Report so that they will be incorporated by reference in its currently effective registration statements.

     In addition to the GulfTerra financial statements, the information included under Item 5 of this Current Report reflects a series of excerpts from the Company's prospectus supplement that is subject to completion dated August 2, 2004 (the "Prospectus Supplement"). The excerpts retain the pagination of the Prospectus Supplement to allow for accurate cross references to other sections of the Prospectus Supplement. The Prospectus Supplement relates to an underwritten offering by the Company of 13,750,000 of the Company's common units. References in the following excerpts to "the offering" or "this offering" refer to such underwritten offering of common units.

Item 5.     OTHER EVENTS

GULFTERRA ENERGY PARTNERS, L.P.

CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2004 and 2003

(Unaudited)

GULFTERRA ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)
(Unaudited)

	Quarter Ended
	March 31,

	2004	2003(1)

Operating revenues	$220,339	$230,095

Operating expenses
Cost of natural gas and other products	64,427	90,753
Operation and maintenance	48,496	40,644
Depreciation, depletion and amortization	26,223	23,697
Gain on sale of long-lived assets	(24)	(106)

	139,122	154,988

Operating income	81,217	75,107
Earnings from unconsolidated affiliates	2,208	3,316
Minority interest income (expense)	12	(33)
Other income	160	383
Interest and debt expense	28,031	34,486
Loss due to write-off of unamortized debt issuance costs	—	3,762

Income before cumulative effect of accounting change	55,566	40,525
Cumulative effect of accounting change	—	1,690

Net income	$55,566	$42,215

Income allocation
Series B unitholders	$—	$3,876

General partner
Income before cumulative effect of accounting change	$21,129	$14,860
Cumulative effect of accounting change	—	17

	$21,129	$14,877

Common unitholders
Income before cumulative effect of accounting change	$29,065	$17,454
Cumulative effect of accounting change	—	1,340

	$29,065	$18,794

Series C unitholders
Income before cumulative effect of accounting change	$5,372	$4,335
Cumulative effect of accounting change	—	333

	$5,372	$4,668

Basic and diluted earnings per common unit
Income before cumulative effect of accounting change	$0.49	$0.40
Cumulative effect of accounting change	—	0.03

Net income	$0.49	$0.43

Basic weighted average number of common units outstanding	58,946	44,020

Diluted weighted average number of common units outstanding	59,242	44,104

Distributions declared per common unit	$0.710	$0.675

(1)	See Note 1, Basis of Presentation and Summary of Significant Accounting Policies; Revenue Recognition and Cost of Natural Gas and Other Products.

See accompanying notes.

GULFTERRA ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit amounts)
(Unaudited)

	March 31,	December 31,
	2004	2003

ASSETS

Current assets
Cash and cash equivalents	$23,257	$30,425
Accounts receivable, net	166,432	154,235
Affiliated note receivable	3,713	3,768
Other current assets	23,525	20,595

Total current assets	216,927	209,023

Property, plant, and equipment, net	2,916,484	2,894,492
Intangible assets	3,309	3,401
Investments in unconsolidated affiliates	190,732	175,747
Other noncurrent assets	36,564	38,917

Total assets	$3,364,016	$3,321,580

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities
Accounts payable	$139,857	$168,133
Accrued interest	33,982	11,199
Current maturities of senior secured term loan	3,000	3,000
Other current liabilities	40,702	27,035

Total current liabilities	217,541	209,367

Revolving credit facility	387,000	382,000
Senior secured term loan, less current maturities	297,000	297,000
Long-term debt	1,137,161	1,129,807
Other noncurrent liabilities	41,596	49,043

Total liabilities	2,080,298	2,067,217

Commitments and contingencies

Minority interest	1,801	1,777

Partners’ capital
Limited partners
Common units; 59,685,667 and 58,404,649 units issued and outstanding	930,340	898,072
Series C units; 10,937,500 units issued and outstanding	338,297	341,350
General partner	13,280	13,164

Total partners’ capital	1,281,917	1,252,586

Total liabilities and partners’ capital	$3,364,016	$3,321,580

See accompanying notes.

GULFTERRA ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Quarter Ended
	March 31,

	2004	2003

Cash flows from operating activities
Net income	$55,566	$42,215
Less cumulative effect of accounting change	—	1,690

Income before cumulative effect of accounting change	55,566	40,525
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	26,223	23,697
Distributed earnings of unconsolidated affiliates
Earnings from unconsolidated affiliates	(2,208)	(3,316)
Distributions from unconsolidated affiliates	750	4,710
Gain on sale of long-lived assets	(24)	(106)
Loss due to write-off of unamortized debt issuance costs	—	3,762
Amortization of debt issuance costs	1,358	2,092
Other noncash items	3,036	523
Working capital changes, net of acquisitions and noncash transactions	(21,241)	(443)

Net cash provided by operating activities	63,460	71,444

Cash flows from investing activities
Additions to property, plant and equipment	(47,833)	(81,937)
Proceeds from sale and retirement of assets	93	3,088
Additions to investments in unconsolidated affiliates	(5,800)	(133)

Net cash used in investing activities	(53,540)	(78,982)

Cash flows from financing activities
Net proceeds from revolving credit facility	44,933	98,991
Repayments of revolving credit facility	(40,000)	(119,000)
Repayment of senior secured acquisition term loan	—	(237,500)
Debt issuance costs for senior secured term loan	(57)	—
Net proceeds from (debt issuance costs for) issuance of long-term debt	(30)	293,277
Net proceeds from conversion of Series F units	48,274	—
Distributions to partners	(70,529)	(52,080)
Contribution from general partner	321	—

Net cash used in financing activities	(17,088)	(16,312)

Decrease in cash and cash equivalents	(7,168)	(23,850)
Cash and cash equivalents at beginning of period	30,425	36,099

Cash and cash equivalents at end of period	$23,257	$12,249

See accompanying notes.

GULFTERRA ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

AND CHANGES IN ACCUMULATED OTHER COMPREHENSIVE LOSS
(In thousands)
(Unaudited)

Comprehensive Income

	Quarter Ended
	March 31,

	2004	2003

Net income	$55,566	$42,215
Other comprehensive loss	(4,299)	(5,715)

Total comprehensive income	$51,267	$36,500

Accumulated Other Comprehensive Loss

	March 31,	December 31,
	2004	2003

Beginning balance	$(9,027)	$(5,622)
Unrealized mark-to-market losses on cash flow hedges arising during period	(8,092)	(12,924)
Reclassification adjustments for changes in initial value of derivative instruments to settlement date	3,793	10,018
Accumulated other comprehensive loss from investment in unconsolidated affiliate	—	(499)

Ending balance	$(13,326)	$(9,027)

Accumulated other comprehensive loss allocated to:
Common units’ interest	$(11,085)	$(7,488)

Series C units’ interest	$(2,068)	$(1,409)

General partner’s interests	$(173)	$(130)

See accompanying notes.

GULFTERRA ENERGY PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      We are a publicly held Delaware master limited partnership (MLP) established in 1993 for the purpose of providing midstream energy services, including gathering, transportation, fractionation, storage and other related activities for producers of natural gas and oil, onshore and offshore in the Gulf of Mexico. Our sole general partner is GulfTerra Energy Company, L.L.C., a recently-formed Delaware limited liability company that is owned 50 percent by a subsidiary of El Paso Corporation and 50 percent by a subsidiary of Enterprise Products Partners L.P. (Enterprise), a publicly traded MLP.

      We prepared this Quarterly Report on Form 10-Q under the rules and regulations of the United States Securities and Exchange Commission (SEC). Because this is an interim period filing presented using a condensed format, it does not include all of the disclosures required by generally accepted accounting principles. You should read it along with our 2003 Annual Report on Form 10-K, as amended, which includes a summary of our significant accounting policies and other disclosures. The financial statements as of March 31, 2004, and for the quarters ended March 31, 2004 and 2003, are unaudited. We derived the balance sheet as of December 31, 2003, from the audited balance sheet filed in our 2003 Annual Report on Form 10-K, as amended. In our opinion, we have made all adjustments, all of which are of a normal, recurring nature, to fairly present our interim period results. Information for interim periods may not depict the results of operations for the entire year. In addition, prior period information presented in these financial statements includes reclassifications which were made to conform to the current period presentation. These reclassifications have no effect on our previously reported net income or partners’ capital.

      With respect to our Texas intrastate pipeline system, which we acquired in April 2002, we had previously used the pre-acquisition accounting methodology for the cash settlement of natural gas imbalance receivables, which included the cash settlement amounts as a component of operating revenues and cost of natural gas and other products. However, effective January 1, 2004, we have conformed our accounting for cash settlements on that system to the same method we use to account for imbalance receivable settlements on our other systems, which method accounts for these types of cash settlements as an adjustment to cost of natural gas and other products. We have determined that this revision is not material to our previously reported financial statements. Accordingly, we have not revised our previously filed financial statements to reflect this change in methodology.

     Unbilled Trade Receivables and Accrued Gas Purchase Costs

      As of March 31, 2004 and December 31, 2003, we had included in accounts receivable, net on our balance sheets, unbilled trade receivables of $73.3 million and $63.1 million. Also, as of March 31, 2004 and December 31, 2003, we had included in accounts payable on our balance sheets, accrued gas purchase costs of $16.9 million and $15.4 million.

     Allowance for Doubtful Accounts

      We have established an allowance for losses on accounts that we believe are uncollectible. We review collectibility regularly and adjust the allowance as necessary, primarily under the specific identification method. As of March 31, 2004 and December 31, 2003, our allowance was $4.0 million.

As generally used in the energy industry and in this document, the following terms have the following meanings:

/d	= per day	MBbls	= thousand barrels
Bbl	= barrel	MDth	= thousand dekatherms
Bcf	= billion cubic feet	MMcf	= million cubic feet
When we refer to cubic feet measurements, all measurements are at 14.73 pounds per square inch.

Revenue Recognition and Cost of Natural Gas and Other Products

      Typhoon Oil Pipeline, a wholly owned subsidiary, has transportation agreements with BHP and ChevronTexaco which provide that Typhoon Oil purchase the oil produced at the inlet of its pipeline for an index price less an amount that compensates Typhoon Oil for transportation services. At the outlet of its pipeline, Typhoon Oil resells this oil back to these producers at the same index price. As disclosed in our 2003 Annual Report on Form 10-K, as amended, we now record revenue from these buy/sell transactions upon delivery of the oil based on the net amount billed to the producers. For the quarter ended March 31, 2003, we reduced by $48.8 million our revenues and cost of natural gas and other products to conform to the current period presentation. This revision had no effect on operating income, net income or partners’ capital.

     Accounting for Stock-Based Compensation

      We use the intrinsic value method established in Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, to value unit options issued to individuals who are on our general partner’s current board of directors and for those grants made prior to El Paso Corporation’s acquisition of our general partner in August 1998 under our Omnibus Plan and Director Plan. For the quarters ending March 31, 2004 and 2003, the cost of this stock-based compensation had no impact on our net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. We use the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, to account for all of our other stock-based compensation programs.

      If compensation expense had been determined by applying the fair value method in SFAS No. 123 to all of our grants, our net income allocated to common unitholders and net income per common unit would have approximated the pro forma amounts below:

	Quarter Ended
	March 31,

	2004	2003

	(In thousands, except
	per unit amounts)
Net income as reported(1)	$55,566	$42,215
Less: Additional stock-based employee compensation expense determined under fair value based method	(7)	(191)

Pro forma net income	$55,559	$42,024

Pro forma net income allocated to common unitholders	$29,058	$18,603

Earnings per common unit:
Basic, as reported	$0.49	$0.43

Basic, pro forma	$0.49	$0.42

Diluted, as reported	$0.49	$0.43

Diluted, pro forma	$0.49	$0.42

(1)	Stock-based employee compensation expense of $134 thousand and $313 thousand are included in net income for the quarters ended March 31, 2004 and March 31, 2003.

     The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts.

      Our remaining accounting policies are consistent with those discussed in our 2003 Annual Report on Form 10-K, as amended, except as discussed below.

     Consolidation of Variable Interest Entities

      During the first quarter of 2004, we adopted the provisions of Financial Accounting Standards Board Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51, as replaced by FIN No. 46-R. This interpretation defines a variable interest entity (VIE) as a legal entity whose equity owners do not have sufficient equity at risk and/or a controlling financial interest in the entity and excludes certain joint ventures of other entities that meet the characteristics of a business. Our adoption of FIN No. 46 had no effect on our reported results or financial position.

2. MERGER WITH ENTERPRISE

      On December 15, 2003, we, along with Enterprise and El Paso Corporation, announced that we had executed definitive agreements to merge Enterprise and GulfTerra to form one of the largest publicly traded MLPs.

      In April 2004, Enterprise and El Paso Corporation amended their agreement with respect to the ownership of Enterprise’s general partner interest upon the completion of our merger with Enterprise.

      As originally envisioned in the merger agreement, El Paso Corporation was to contribute its 50-percent ownership interest in our general partner to Enterprise’s general partner, in exchange for a 50-percent ownership interest in Enterprise’s general partner. Under the amended transaction, El Paso Corporation will still contribute its 50-percent ownership interest in our general partner to Enterprise’s general partner, but in exchange, El Paso Corporation will receive a 9.9-percent ownership interest in Enterprise’s general partner and

$370 million in cash. The remaining 90.1-percent ownership interest in Enterprise’s general partner will continue to be owned by affiliates of privately-held Enterprise Products Company.

      The remaining transactions with respect to our merger with Enterprise are unchanged. These include:

•	the payment of $500 million in cash from Enterprise to El Paso Corporation for approximately 13.8 million units, which include 2.9 million of our common units and all of our Series C units owned by El Paso Corporation;

•	the exchange of 1.81 Enterprise common units for each GulfTerra common unit owned by GulfTerra’s unitholders, including the remaining approximately 7.5 million GulfTerra common units owned by El Paso Corporation.

     Merger Related Costs

      As a result of the pending merger with Enterprise, we determined that it was in our and our unitholders’ best interest to offer selected employees of El Paso Corporation incentives to continue to focus on the business of the partnership during the merger process. We have accounted for these incentives under the provisions of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. As of March 31, 2004, we recorded a liability and a related deferred charge of $4.3 million, which are reflected in other current liabilities and other current assets on our balance sheets. Our liability was estimated based upon the number of employees accepting the offer and the discounted amount they are expected to be paid. We are amortizing the deferred asset to expense ratably over the expected period of the services required in order to qualify for receiving the payments. We expect to amortize the entire expense by merger close. During the quarter ended March 31, 2004, we had amortized $0.6 million to expense. If our expectations of future amounts to be paid or the period of service to be rendered change, we will adjust our liability.

      Additionally, during the first quarter of 2004, we recognized an expense of $3.5 million associated with a fairness opinion we received on our pending merger with Enterprise. All of our merger related costs are included in operation and maintenance expenses on our statements of income and are allocated across all of our operating segments.

3. INVESTMENTS IN UNCONSOLIDATED AFFILIATES

      We hold investments in various affiliates which we account for using the equity method of accounting. Summarized financial information for these investments are as follows:

Quarter Ended March 31, 2004

(In thousands)

		Deepwater	Cameron
	Coyote	Gateway(1)	Highway(1)	Poseidon	Total

End of period ownership interest	50%	50%	50%	36%

Operating results data:
Operating revenues	$1,800	$—	$—	$9,275
Other income	1	5	32	13
Operating expenses	(198)	(26)	—	(1,336)
Depreciation	(360)	—	—	(2,109)
Other expenses	(171)	(214)	(127)	(881)

Net income	$1,072	$(235)	$(95)	$4,962

Our share:
Allocated income (loss)	$536	$(118)	$(48)	$1,786
Adjustments(2)	(2)	32	(9)	61

Earnings (loss) from unconsolidated affiliates	$534	$(86)	$(57)	$1,847	$2,208	(3)

Allocated distributions	$750	$—	$—	$—	$750

Quarter Ended March 31, 2003

(In thousands)

		Deepwater
	Coyote	Gateway(1)	Poseidon	Total

End of period ownership interest	50%	50%	36%

Operating results data:
Operating revenues	$1,923	$—	$12,062
Other income	2	13	21
Operating expenses	(121)	—	(771)
Depreciation	(339)	—	(2,084)
Other expenses	(197)	(5)	(1,475)

Net income	$1,268	$8	$7,753

Our share:
Allocated income	$634	$4	$2,791
Adjustments(2)	(5)	(4)	(104)

Earnings from unconsolidated affiliate	$629	$—	$2,687	$3,316

Allocated distributions	$750	$—	$3,960	$4,710

(1)	Cameron Highway Oil Pipeline Company and Deepwater Gateway, L.L.C. are development stage companies; therefore there are no operating revenues or operating expenses. Since their formations in June 2003 and June 2002, they have incurred organizational expenses and received interest income.

(2)	We recorded adjustments primarily for differences from estimated earnings reported in our Quarterly Report on Form 10-Q and actual earnings reported in the unaudited financial statements of our unconsolidated affiliates.

(3)	Total earnings from unconsolidated affiliates includes a $30 thousand reduction associated with the true-up of the gain on the sale of our interest in Copper Eagle.

4. PROPERTY, PLANT AND EQUIPMENT

      Our property, plant and equipment consisted of the following:

	March 31,	December 31,
	2004	2003

	(In thousands)
Property, plant and equipment, at cost(1)
Pipelines	$2,487,102	$2,487,102
Platforms and facilities	121,105	121,105
Processing plants	305,904	305,904
Oil and natural gas properties	131,100	131,100
Storage facilities	337,927	337,535
Construction work-in-progress	431,258	383,640

	3,814,396	3,766,386
Less accumulated depreciation, depletion and amortization	897,912	871,894

Total property, plant and equipment, net	$2,916,484	$2,894,492

(1)	Includes leasehold acquisition costs with an unamortized balance of $2.4 million and $3.2 million at March 31, 2004 and December 31, 2003. One interpretation being considered relative to SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Intangible Assets, is that oil and gas mineral rights held under lease and other contractual arrangements representing the right to extract such reserves for both undeveloped and developed leaseholds should be classified separately from oil and gas properties, as intangible assets on our consolidated balance sheets. We will continue to include these costs in property, plant, and equipment until definitive guidance is provided.

5. FINANCING TRANSACTIONS

      The close of the merger with Enterprise, announced in December 2003, will constitute a change of control, and thus a default, under our credit facility, therefore we will either repay or amend the facility prior to the close. In addition, the merger close will constitute a change of control under our indentures, and we will be required to offer to repurchase our outstanding senior subordinated notes (and possibly our senior notes) at 101 percent of their principal amount after the close. In coordination with Enterprise, we are evaluating alternative financing plans in preparation for the close of the merger. We and Enterprise can agree on the date of the merger close after the receipt of all necessary approvals. We do not intend to close until appropriate financing is in place.

     Credit Facility

      Our credit facility consists of two parts: the revolving credit facility maturing in 2006 and a senior secured term loan maturing in 2008. Our credit facility is guaranteed by us and all of our subsidiaries, except for our unrestricted subsidiaries, as detailed in Note 12, and is collateralized with substantially all of our assets (excluding the assets of our unrestricted subsidiaries). The interest rates we are charged on our credit facility are determined at our option using one of two indices that include (i) a variable base rate (equal to the greater of the prime rate as determined by JPMorgan Chase Bank or the federal funds rate plus 0.5%); or (ii) LIBOR. The interest rate we are charged is contingent upon our leverage ratio, as defined in our credit facility, and credit ratings we are assigned by S&P or Moody’s. Depending on the credit ratings on our senior secured credit facility and our leverage ratio, the interest we are charged varies from 1.00% to 2.75% over LIBOR or 0.00% to 1.75% over the variable base rate discussed above. Additionally, we pay commitment fees on the unused portion of our revolving credit facility at rates that vary from 0.30% to 0.50%.

      Our credit facility contains covenants that include restrictions on our and our subsidiaries’ ability to incur additional indebtedness or liens, sell assets, make loans or investments, acquire or be acquired by other companies and amend some of our contracts, as well as requiring maintenance of certain financial ratios. Failure to comply with the provisions of any of these covenants could result in acceleration of our debt and other financial obligations and that of our subsidiaries and could restrict our ability to make distributions to our unitholders. In addition, our failure to comply with the provisions of any of the covenants could also be a breach of our merger agreement with Enterprise.

     Revolving Credit Facility

      At March 31, 2004, we had $387 million outstanding under our revolving credit facility at an average interest rate of 3.11%. We may elect that all or a portion of the revolving credit facility bear interest at either the variable rate described above increased by 1.0% or LIBOR increased by 2.0%. The amount available to us at March 31, 2004, under this facility was $313 million.

     Senior Secured Term Loan

      At March 31, 2004, we had $300 million outstanding under our senior secured term loan with an average interest rate of 3.36%. The senior secured term loan is payable in semi-annual installments of $1.5 million in June and December of each year for the first nine installments and the remaining balance at maturity in December 2008. We may elect that all or a portion of the senior secured term loan bear interest at either 1.25% over the variable base rate discussed above, or LIBOR increased by 2.25%.

Long-Term Debt

      In March 2004, we gave notice to exercise our right, under the terms of our senior subordinated notes’ indentures, to repay, at a premium, approximately $39.1 million in principal amount of our 8 1/2% senior subordinated notes due June 2010. We will recognize additional costs totaling $4.1 million resulting from the payment of the redemption premiums and the write-off of unamortized debt issuance costs. We will account for these costs as an expense during the second quarter of 2004 in accordance with the provisions of SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

      In April 2004, we initiated a full redemption of all our outstanding $175 million aggregate principal amount of 10 3/8% senior subordinated notes due 2009. The notes will be redeemed on June 1, 2004, at a redemption price of 105.2% of the principal amount, plus accrued and unpaid interest to June 1, 2004. Interest on the notes will cease to accrue on and after June 1, 2004, and the only remaining right of holders of the notes will be to receive payment of the redemption price upon surrender to the paying agent, plus accrued and unpaid interest up to, but not including, June 1, 2004. In connection with the redemption of the notes, we will recognize additional expense during the second quarter of 2004 totaling $12.1 million resulting from the payment of the redemption premium and the write-off of unamortized debt issuance costs.

      Our senior and senior subordinated notes include provisions that, among other things, restrict our ability and the ability of our subsidiaries (excluding our unrestricted subsidiaries) to incur additional indebtedness or liens, sell assets, make loans or investments, acquire or be acquired by other companies, and enter into sale and lease-back transactions, as well as requiring maintenance of certain financial ratios. Failure to comply with the provisions of these covenants could result in acceleration of our debt and other financial obligations and that of our subsidiaries in addition to restricting our ability to make distributions to our unitholders. In addition, our failure to comply with the provisions of any of the covenants could also be a breach of our merger agreement with Enterprise. Many restrictive covenants associated with our senior notes will effectively be removed following a period of 90 consecutive days during which they are rated Baa3 or higher by Moody’s or BBB- or higher by S&P, and some of the more restrictive covenants associated with some (but not all) of our senior subordinated notes will be suspended should they be similarly rated.

      In July 2003, to achieve a better mix of fixed rate debt and variable rate debt, we entered into an eight-year interest rate swap agreement to provide for a floating interest rate on $250 million of our 8 1/2% senior subordinated notes due 2011. With this swap agreement, we paid the counterparty a LIBOR based interest rate plus a spread of 4.20% and received a fixed rate of 8 1/2%. The net amount to be paid or received under the interest rate swap contract is added to or deducted from the interest and debt expense on our senior subordinated notes for which the swap contract was executed, payable semi-annually in June and December. In December 2003, we received $2.8 million related to the interest rate swap contract. We accounted for this derivative as a fair value hedge under SFAS No. 133. In March 2004, we terminated our fixed to floating interest rate swap with our counterparty. The value of the transaction at termination was zero, and as such neither we, nor our counterparty, were required to make any additional payments. Also, neither we, nor our counterparty, have any future obligations under this transaction.

     Industrial Revenue Bonds

      In April 2004, we reduced the sales tax assessable by the State of Mississippi related to our Petal natural gas storage expansion and pipeline project completed in September 2002, by completing that project’s qualification for tax incentives available under the Mississippi Business Finance Act (MBFA). To complete the qualification, Petal Gas Storage, L.L.C. (Petal), our indirect, wholly-owned subsidiary, borrowed $52 million from the Mississippi Business Finance Corporation (MBFC) pursuant to a loan agreement between Petal and the MBFC. On the same date, the MBFC issued $52.0 million in Industrial Development Revenue Bonds to us. The loan agreement and the Industrial Development Revenue Bonds have identical interest rates of 6.25% and maturities of fifteen years. The bonds and tax exemptions are authorized under the MBFA. Petal may repay the loan agreement without penalty, and thus cause the Industrial Development Revenue Bonds to be redeemed, any time after one year from their date of issue.

     Other Credit Facilities

  Poseidon

      Poseidon Oil Pipeline Company, L.L.C., an unconsolidated affiliate in which we have a 36 percent joint venture ownership interest, was party to a $185 million credit agreement, under which it had $123 million outstanding at December 31, 2003. In January 2004, Poseidon amended its credit agreement and decreased the availability to $170 million. The amended facility matures in January 2008. The outstanding balance from the previous facility was transferred to the new facility. The interest rates Poseidon is charged on balances outstanding under its credit facility are variable and depend on its ratio of total debt to earnings before interest, taxes, depreciation and amortization. This credit agreement is secured by substantially all of Poseidon’s assets. As of March 31, 2004, Poseidon had $119 million outstanding with an average interest rate of 2.60%.

      Poseidon’s credit agreement contains covenants such as restrictions on debt levels, restrictions on liens, restrictions on mergers and on the sales of assets and dividend restrictions and requirements to maintain certain financial ratios.

      In January 2002, Poseidon entered into a two-year interest rate swap agreement to fix the variable LIBOR based interest rate on $75 million of the $123 million outstanding at 3.49% through January 2004. This interest rate swap expired on January 9, 2004.

  Deepwater Gateway

      Deepwater Gateway, our joint venture that is constructing the Marco Polo tension leg platform (TLP), obtained a $155 million project finance loan from a group of commercial lenders to finance a substantial portion of the cost to construct the Marco Polo TLP and related facilities. Interest rates are variable and the loan is collateralized by substantially all of Deepwater Gateway’s assets. If Deepwater Gateway defaults on its payment obligations under the project finance loan, we would be required to pay to the lenders all distributions we or any of our subsidiaries have received from Deepwater Gateway up to $22.5 million. As of March 31, 2004, Deepwater Gateway had $155 million outstanding under the project finance loan at an average interest rate of 2.88% and had not paid us or any of our subsidiaries any distributions.

      This project finance loan will mature in July 2004 unless construction is completed before that time and Deepwater Gateway meets other specified conditions, in which case the project finance loan will convert into a term loan with a final maturity date of July 2009.

  Cameron Highway

      Cameron Highway Oil Pipeline Company, an unconsolidated affiliate in which we have a 50 percent joint venture ownership interest, entered into a $325 million project loan facility, consisting of a $225 million construction loan and $100 million of senior secured notes, each of which fund proportionately as construction costs are incurred.

      The construction loan bears interest at a variable rate. Upon completion of the construction, the construction loan will convert to a term loan maturing July 2008, subject to the terms of the loan agreement. At the end of the first quarter following the first anniversary of the conversion into a term loan, Cameron Highway will be required to make quarterly principal payments of $8.125 million, with the remaining unpaid principal amount payable on the maturity date. If the construction loan fails to convert into a term loan by December 31, 2006, the construction loan and senior secured notes become fully due and payable. At March 31, 2004, Cameron Highway has $109 million outstanding under the construction loan at an average interest rate of 4.18%.

      The interest rate on Cameron Highway’s senior secured notes is 3.25% over the rate on 10-year U.S. Treasury securities. Principal payments of $4 million are due quarterly from September 2008 through December 2011, $6 million each from March 2012 through December 2012, and $5 million each from March 2013 through the principal maturity date of December 2013. At March 31, 2004, Cameron Highway has $89 million outstanding under the notes at an average interest rate of 7.29%.

      The project loan facility as a whole is secured by (1) substantially all of Cameron Highway’s assets, including, upon conversion, a debt service reserve capital account, and (2) all of the equity interest in Cameron Highway. Other than the pledge of our equity interest and our construction obligations under the relevant producer agreements, the debt is non-recourse to us. The construction loan and senior secured notes prohibit Cameron Highway from making distributions to us until the construction loan is converted into a term loan and Cameron Highway meets certain financial requirements.

     Debt Maturity Table

      Aggregate maturities of the principal amounts of long-term debt and other financing obligations for the remainder of 2004 and the following 4 years and in total thereafter are as follows at March 31, 2004 (in thousands):

2004	$3,000
2005	3,000
2006	390,000
2007	3,000
2008	288,000
Thereafter	1,135,600

Total long-term debt and other financing obligations, including current maturities	$1,822,600

6. PARTNERS’ CAPITAL

     Cash distributions

      In February 2004, we paid cash distributions of $0.71 per common and Series C unit, representing $49.3 million in aggregate. In addition, we paid our general partner $21.3 million related to its general partner interest. In April 2004, we declared a cash distribution of $0.71 per common unit for the quarter ended March 31, 2004, which we will pay on May 14, 2004, to holders of record as of April 30, 2004. Also in May 2004, we will pay our general partner $21.2 million in incentive distributions. At the current distribution rate, our general partner receives approximately 30.2 percent of our total cash distributions for its role as our general partner.

Series F Convertible Units

      In connection with a public offering in May 2003, we issued 80 Series F convertible units convertible into a maximum of 8,329,679 common units and comprised of two separate detachable units. The Series F1 units are convertible into up to $80 million of common units anytime after August 12, 2003, and until the date we merge with Enterprise (subject to other defined extension rights). The Series F2 units are convertible into up to $40 million of common units prior to March 30, 2005 (subject to defined extension rights). The price at which the Series F convertible units may be converted to common units is equal to the lesser (i) of the prevailing price (as defined below), if the prevailing price is equal to or greater than $35.75, or (ii) the prevailing price minus the product of 50 percent of the positive difference, if any, of $35.75 minus the prevailing price. The prevailing price is equal to the lesser of (i) the average closing price of our common units for the 60 business days ending on and including the fourth business day prior to our receiving notice from the holder of the Series F convertible units of their intent to convert them into common units, (ii) the average closing price of our common units for the first seven business days of the 60 day period included in (i); or (iii) the average closing price of our common units for the last seven business days of the 60 day period included in (i). The price at which the Series F convertible units could have been converted to common units, assuming we had received a conversion notice on March 31, 2004 and May 3, 2004, was $41.12 and $39.01 per common unit. Holders of Series F convertible units are not entitled to vote or to receive distributions. The value of the Series F convertible units was $2.6 million as of March 31, 2004, and is included in partners’ capital as a component of common units.

      In August 2003, we amended the terms of the Series F convertible units to permit the holder to elect a “cashless” exercise — that is, an exercise where the holder gives up common units with a value equal to the exercise price rather than paying the exercise price in cash. If the holder so elects, we have the option to settle the net position by issuing common units or, if the settlement price per unit is above $26 per unit, paying the holder an amount of cash equal to the market price of the net number of units. These amendments had no effect on the classification of the Series F convertible units on the balance sheet at March 31, 2004 and December 31, 2003.

      In the first quarter of 2004, 45 Series F1 convertible units were converted into 1,146,418 common units, for which the holder of the convertible units paid us $45 million. Additionally, our general partner contributed to us $0.3 million in cash in order to maintain its one percent general partner interest.

      Any Series F1 convertible units for which a conversion notice has not been delivered prior to the merger closing date, or termination of the merger, will expire upon the closing, or termination, of the merger with Enterprise. Any Series F2 convertible units outstanding at the merger date will be converted into rights to receive Enterprise common units, subject to the restrictions governing the Series F units. The number of Enterprise common units and the price per unit at conversion will be adjusted based on the 1.81 exchange ratio.

     Option Plans

      Total unamortized deferred compensation as of March 31, 2004 and December 31, 2003, was approximately $1.1 million and $1.5 million. Deferred compensation is reflected as a reduction of partners’ capital and is allocated 1 percent to our general partner and 99 percent to our limited partners. We did not grant any unit options or restricted units under the Omnibus Plan or the Director Plan during the quarter ended March 31, 2004.

      Net proceeds from unit options exercised during the quarter ended March 31, 2004, was approximately $4.6 million. There were no unit options exercised during the quarter ended March 31, 2003.

7. EARNINGS PER COMMON UNIT

      The following table sets forth the computation of basic and diluted earnings per common unit (in thousands, except per unit amounts):

	Quarter Ended
	March 31,

	2004	2003

Numerator:
Numerator for basic earnings per common unit —
Income before cumulative effect of accounting change	$29,065	$17,454
Cumulative effect of accounting change	—	1,340

	$29,065	$18,794

Denominator:
Denominator for basic earnings per common unit — weighted-average common units	58,946	44,020
Effect of dilutive securities:
Unit options	275	74
Restricted units	21	10

Denominator for diluted earnings per common unit — adjusted for weighted-average common units	59,242	44,104

Basic and diluted earnings per common unit
Income before cumulative effect of accounting change	$0.49	$0.40
Cumulative effect of accounting change	—	0.03

	$0.49	$0.43

8. RELATED PARTY TRANSACTIONS

      There have been no changes to our related party relationships, except as described below, from those described in Note 10 of our audited financial statements filed in our 2003 Annual Report on Form 10-K, as amended.

      Revenues received from related parties for the quarters ended March 31, 2004 and 2003, were approximately 13 percent of our total revenue.

      Our transactions with related parties and affiliates are as follows:

	Quarter Ended
	March 31,

	2004	2003

	(In thousands)
Revenues received from related parties:
Natural gas pipelines and plants	$20,686	$22,950
Oil and NGL logistics	8,359	6,869

	$29,045	$29,819

Expenses paid to related parties:
Cost of natural gas and other products	$9,515	$14,975
Operation and maintenance	22,587	23,717

	$32,102	$38,692

Reimbursements received from related parties:
Operation and maintenance	$966	$525

      The following table provides summary data categorized by our related parties:

	Quarter Ended
	March 31,

	2004	2003

	(In thousands)
Revenues received from related parties:
El Paso Corporation
El Paso Merchant Energy North America Company	$7,609	$10,812
El Paso Production Company	2,262	2,358
Tennessee Gas Pipeline Company	—	55
El Paso Field Services	18,991	16,594
Enterprise	183	—

	$29,045	$29,819

Cost of natural gas and other products paid to related parties:
El Paso Corporation
El Paso Merchant Energy North America Company	$9,055	$10,278
El Paso Field Services	402	4,677
El Paso Natural Gas Company	19	20
Southern Natural Gas	39	—

	$9,515	$14,975

Operation and maintenance expenses paid to related parties:
El Paso Corporation
El Paso Field Services	$22,455	$23,624
Unconsolidated Subsidiaries
Poseidon Oil Pipeline Company	132	93

	$22,587	$23,717

Reimbursements received from related parties:
Unconsolidated Subsidiaries
Cameron Highway	$217	$—
Deepwater Gateway	183	—
Poseidon Oil Pipeline Company	566	525

	$966	$525

      Our accounts receivable due from related parties consisted of the following as of:

	March 31,	December 31,
	2004	2003

	(In thousands)
El Paso Corporation
El Paso Production Company	$6,373	$5,991
El Paso Merchant Energy North America Company	10,657	4,113
Tennessee Gas Pipeline Company	1,559	1,350
El Paso Field Services	11,113	16,571
El Paso Natural Gas Company	4,411	4,255
ANR Pipeline Company	1,662	1,600
Other	54	830
Enterprise	199	—

	36,028	34,710

Unconsolidated Subsidiaries
Deepwater Gateway	4,319	3,939
Cameron Highway	7,375	9,302
Poseidon	1,036	—
Other	—	14

	12,730	13,255

Total	$48,758	$47,965

      Our accounts payable due to related parties consisted of the following as of:

	March 31,	December 31,
	2004	2003

	(In thousands)
El Paso Corporation
El Paso Merchant Energy North America Company	$9,270	$7,523
El Paso Production Company	4,164	4,069
El Paso Field Services	13,750	13,869
Tennessee Gas Pipeline Company	973	1,278
El Paso Natural Gas Company	1,164	942
El Paso Corporation	1,322	6,249
Southern Natural Gas	20	1,871
Other	671	667

	31,334	36,468

Unconsolidated Subsidiaries
Deepwater Gateway	2,268	2,268
Poseidon	774	—
Other	10	134

	3,052	2,402

Total	$34,386	$38,870

     Other Matters

      In connection with the sale of some of our Gulf of Mexico assets in January 2001, El Paso Corporation agreed to make quarterly payments to us of $2.25 million for three years beginning March 2001 and ending with a $2 million payment in the first quarter of 2004, all of which have been received.

      In addition to the related party transactions discussed above, pursuant to the terms of many of the purchase and sale agreements we have entered into with various entities controlled directly or indirectly by El Paso Corporation, we have been indemnified for potential future liabilities, expenses and capital requirements above a negotiated threshold. Specifically, an indirect subsidiary of El Paso Corporation has agreed to indemnify us for specific litigation matters to the extent the ultimate resolution of these matters results in judgments against us. For a further discussion of these matters see Note 9, Commitments and Contingencies, Legal Proceedings. Some of our agreements obligate certain indirect subsidiaries of El Paso Corporation to pay for capital costs related to maintaining assets which were acquired by us, if such costs exceed negotiated thresholds. We have made claims for approximately $5 million for costs incurred during the year ended December 31, 2003, as costs exceeded the established thresholds for the year ended December 31, 2003.

      We have also entered into capital contribution arrangements with entities owned by El Paso Corporation, including its regulated pipelines, in the past, and will most likely do so in the future, as part of our normal commercial activities in the Gulf of Mexico. We have an agreement to receive $6.1 million, of which $3.0 million has been collected as of March 31, 2004, from ANR Pipeline Company for our Phoenix project. These amounts collected are reflected as a reduction in project costs. Regulated pipelines often contribute capital toward the construction costs of gathering facilities owned by others which are, or will be, connected to their pipelines.

9. COMMITMENTS AND CONTINGENCIES

     Legal Proceedings

      Grynberg. In 1997, we, along with numerous other energy companies, were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). Discovery is proceeding. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

      Will Price (formerly Quinque). We, along with numerous other energy companies, are named defendants in Will Price, et al v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. Plaintiffs allege that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands, seek certification of a nationwide class of natural gas working interest owners and natural gas royalty owners to recover royalties that they contend these owners should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorney’s fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiffs’ motion for class certification of a nationwide class of natural gas working interest owners and natural gas royalty owners was denied on April 10, 2003. Plaintiffs were granted leave to file a Fourth Amended Petition, which narrows the proposed class to royalty owners in wells in Kansas, Wyoming and Colorado and removes claims as to heating content. A second class action petition has been filed as to heating content claims. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

      In August 2002, we acquired the Big Thicket assets, which consist of the Vidor plant, the Silsbee compressor station and the Big Thicket gathering system located in east Texas, for approximately $11 million from BP America Production Company (BP). Pursuant to the purchase agreement, we have identified environmental conditions that we are working with BP and appropriate regulatory agencies to address. BP has agreed to indemnify us for exposure resulting from activities related to the ownership or operation of these facilities prior to our purchase (i) for a period of three years for non-environmental claims and (ii) until one year following the completion of any environmental remediation for environmental claims. Following expiration of these indemnity periods, we are obligated to indemnify BP for environmental or non-environmental claims. We, along with BP and various other defendants, have been named in the following two lawsuits for claims based on activities occurring prior to our purchase of these facilities.

      Christopher Beverly and Gretchen Beverly, individually and on behalf of the estate of John Beverly v. GulfTerra GC, L.P., et. al. In June 2003, the plaintiffs sued us in state district court in Hardin County, Texas, requesting unspecified monetary damages. The plaintiffs are the parents of John Christopher Beverly, a two year old child who died on April 15, 2002, allegedly as the result of his exposure to arsenic, benzene and other harmful chemicals in the water supply. Plaintiffs allege that several defendants are responsible for that contamination, including us and BP. Our connection to the occurrences that are the basis for this suit appears to be our August 2002 purchase of certain assets from BP, including a facility in Hardin County, Texas known as the Silsbee compressor station. Under the terms of the indemnity provisions in the Purchase and Sale Agreement between us and BP, we requested that BP indemnify us for any exposure. BP has agreed to indemnify us in this matter.

      Melissa Duvail, et. al., v. GulfTerra GC, L.P., et. al. In June 2003, seventy-four residents of Hardin County, Texas, sued us and others in state district court in Hardin County, Texas, requesting unspecified monetary damages. The plaintiffs allege that they have been exposed to hazardous chemicals, including arsenic and benzene, through their water supply, and that the defendants are responsible for that exposure. As with the Beverly case, our connection with the occurrences that are the basis of this suit appears to be our August 2002 purchase of certain assets from BP, including a facility known as the Silsbee compressor station, which is located in Hardin County, Texas. Under the terms of the indemnity provisions in the Purchase and Sale Agreement between us and BP, BP has agreed to indemnify us for this matter.

      Commodity Futures Trading Commission Investigation. On April 2, 2004, certain affiliates of El Paso Corporation received subpoenas from the Commodity Futures Trading Commission (CFTC) in connection with the CFTC’s investigation of reporting affecting the price of natural gas in the fall of 2003. Our two storage fields, Petal and Wilson, are covered by this subpoena. Specifically, the CFTC requested the companies to provide information, on behalf of themselves and their affiliates, relating to storage reports provided to the Energy Information Administration for the period October 2003 through December 2003. It is our understanding that the CFTC is conducting an industry-wide investigation of storage reporting. We are cooperating fully with the CFTC’s investigation.

      In connection with our April 2002 acquisition of the EPN Holding assets, subsidiaries of El Paso Corporation have agreed to indemnify us against all obligations related to existing legal matters at the acquisition date, including the legal matters involving Leapartners, L.P. and City of Edinburg discussed below.

      During 2000, Leapartners, L.P. filed a suit against El Paso Field Services and others in the District Court of Loving County, Texas, alleging a breach of contract to gather and process natural gas in areas of western Texas related to an asset now owned by GulfTerra Holding. In May 2001, the court ruled in favor of Leapartners and entered a judgment against El Paso Field Services of approximately $10 million. El Paso Field Services filed an appeal with the Eighth Court of Appeals in El Paso, Texas. On August 15, 2003 the Court of Appeals reversed the lower’s courts calculation of past judgment interest but otherwise affirmed the judgment. A petition for review by the Texas Supreme Court was filed, and the Supreme Court has requested full briefing of the issues.

      Also, GulfTerra Texas Pipeline L.P., (GulfTerra Texas, formerly known as EPGT Texas Pipeline L.P.) now owned by GulfTerra Holding, was involved in litigation with the City of Edinburg concerning the City’s claim that GulfTerra Texas was required to pay pipeline franchise fees under a contract the City had with Rio Grande Valley Gas Company, which was previously owned by GulfTerra Texas and is now owned by Southern Union Gas Company. An adverse judgment against Southern Union and GulfTerra Texas was rendered in Hidalgo County State District court in December 1998 and found a breach of contract, and held both GulfTerra Texas and Southern Union jointly and severally liable to the City for approximately $4.7 million. The judgment relied on the single business enterprise doctrine to impose contractual obligations on GulfTerra Texas and Southern Union’s entities that were not parties to the contract with the City. GulfTerra Texas appealed this case to the Texas Supreme Court seeking reversal of the judgment rendered against GulfTerra Texas. The City sought a remand to the trial court of its claim of tortious interference against GulfTerra Texas. Briefs were filed and oral arguments were held in November 2002. In October 2003, the Texas Supreme Court issued an opinion in favor of GulfTerra Texas and Southern Union on all issues. The city sought rehearing which the Supreme Court denied.

      In addition to the above matters, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

      For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we will establish the necessary accruals. As of March 31, 2004, we had no reserves for our legal matters.

      While the outcome of our outstanding legal matters cannot be predicted with certainty, based on information known to date, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, results of operations or cash flows. As new information becomes available or relevant developments occur, we will establish accruals as appropriate.

     Environmental

      Each of our operating segments is subject to extensive federal, state, and local laws and regulations governing environmental quality and pollution control. These laws and regulations are applicable to each segment and require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of March 2004, we had a reserve of approximately $21 million, which is included in other non-current liabilities on our balance sheets, for remediation costs expected to be incurred over time associated with mercury meters. We assumed this liability in connection with our April 2002 acquisition of the EPN Holding assets. As part of the November 2002 San Juan assets acquisition, El Paso Corporation has agreed to indemnify us for all the known and unknown environmental liabilities related to the assets we purchased up to the purchase price of $766 million. We will be indemnified for liabilities discovered during the proceeding three years from the closing date of this acquisition. In addition, we have been indemnified by third parties for remediation costs associated with other assets we have purchased. We expect to make capital expenditures for environmental matters of approximately $3 million in the aggregate for the years 2004 through 2008, primarily to comply with clean air regulations.

      Shoup Air Permit Violation. On December 16, 2003, El Paso Field Services, L.P. received a Notice of Enforcement (NoE) from the Texas Commission on Environmental Quality (TCEQ) concerning alleged Clean Air Act violations at its Shoup, Texas plant. The NoE included a draft Agreed Order assessing a penalty of $365,750 for the cited violation. The alleged violations pertained to emission limit exceedences, testing, reporting, and recordkeeping issues in 2001. While the NoE was addressed to El Paso Field Services, L.P., the substance of the NoE also concerns equipment owned at the Shoup plant by GulfTerra GC, L.P. El Paso Field Services, L.P. responded to the NoE challenging several of the allegations and the penalty amount and is awaiting a response from the TCEQ.

      While the outcome of our outstanding environmental matters cannot be predicted with certainty, based on the information known to date and our existing accruals, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, results of operations or cash flows. It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our current reserves are adequate.

     Rates and Regulatory Matters

      Marketing Affiliate Final Rule. In November 2003, the Federal Energy Regulatory Commission (FERC) issued a Final Rule extending its standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. Since our High Island Offshore System (HIOS) natural gas pipeline and Petal natural gas storage facility, including the 60-mile Petal natural gas pipeline, are interstate facilities as defined by the Natural Gas Act, the regulations dictate how HIOS and Petal conduct business and interact with all energy affiliates of El Paso Corporation and us.

      The standards of conduct require us, absent a waiver, to functionally separate our HIOS and Petal interstate facilities from our other entities. We must dedicate employees to manage and operate our interstate facilities independently from our other Energy Affiliates. This employee group must function independently and is prohibited from communicating non-public transportation information or customer information to its Energy Affiliates. Separate office facilities and systems are necessary because of the requirement to restrict affiliate access to interstate transportation information. The Final Rule also limits the sharing of employees and offices with Energy Affiliates. The Final Rule was effective on February 9, 2004, and several requests for rehearing were filed. On that date, each transmission provider filed with FERC and posted on the internet website a plan and scheduling for implementing this Final Rule. On April 8, 2004, we filed for an exemption from the rule on behalf of Petal and HIOS. On April 16, 2004, the FERC issued its order on rehearing which, among other things, affirmed that the final rule was needed and extended the implementation date to September 1, 2004. At this time, we cannot predict the impact of the final rule on HIOS and Petal’s organizational structure, but at a minimum, adoption of the regulations in the form outlined in the Final Rule may place additional administrative and operational burdens on us.

      Other Regulatory Matters. HIOS is subject to the jurisdiction of the FERC in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. HIOS operates under a FERC approved tariff that governs its operations, terms and conditions of service, and rates. We timely filed a required rate case for HIOS on December 31, 2002. The rate filing and tariff changes are based on HIOS’ cost of service, which includes operating costs, a management fee and changes to depreciation rates and negative salvage amortization. We requested the rates be effective February 1, 2003, but the FERC suspended the rate increase until July 1, 2003, subject to refund. As of July 1, 2003, HIOS implemented the requested rates, subject to a refund, and has established a reserve for its estimate of its refund obligation. We will continue to review our expected refund obligation as the rate case moves through the hearing process and may increase or decrease the amounts reserved for refund obligation as our expectation changes. The FERC conducted a hearing on this matter and an initial decision from the Administrative Law Judge was provided in April 2004. We are in the process of filing briefs on our exceptions to this decision. We are also in separate discussions with our customers to reach a settlement on this rate case.

      During the latter half of 2002, we experienced a significant unfavorable variance between the fuel usage on HIOS and the fuel collected from our customers for our use. We believe a series of events may have contributed to this variance, including two major storms that hit the Gulf Coast Region (and these assets) in late September and early October of 2002. As of March 31, 2004, we had recorded fuel differences of approximately $7.3 million, which is included in other non-current assets on our balance sheets. We are currently in discussions with the FERC as well as our customers regarding the potential collection of some or all of the fuel differences. Any amount we are unable to resolve or collect from our customers will negatively impact our earnings. At this time we are not able to determine what amount, if any, may be collectible from our customers.

      In December 1999, GulfTerra Texas filed a petition with the FERC for approval of its rates for interstate transportation service. In June 2002, the FERC issued an order that required revisions to GulfTerra Texas’ proposed maximum rates. The changes ordered by the FERC involve reductions to rate of return, depreciation rates and revisions to the proposed rate design, including a requirement to separately state rates for gathering service. FERC also ordered refunds to customers for the difference, if any, between the originally proposed levels and the revised rates ordered by the FERC. We believe the amount of any rate refund would be minimal since most transportation services are discounted from the maximum rate. GulfTerra Texas has established a reserve for refunds. In July 2002, GulfTerra Texas requested rehearing on certain issues raised by the FERC’s order, including the depreciation rates and the requirement to separately state a gathering rate. On February 25, 2004, the FERC issued an order denying GulfTerra Texas’ request for rehearing and ordered GulfTerra Texas to file, within 45 days from the issuance of the order, a calculation of refunds and a refund plan. On March 22, 2004, the FERC extended the 45 day time limit to July 12, 2004. Additionally, the FERC ordered GulfTerra Texas to file a new rate case or justification of existing rates within three years from the date of the order. In March 2004, GulfTerra Texas filed for rehearing of the triennial rate case requirement. The FERC plans to issue an order on rehearing of the triennial rate case requirement by June 21, 2004.

      In July 2002, Falcon Gas Storage, a competitor, also requested late intervention and rehearing of the order. Falcon asserts that GulfTerra Texas’ imbalance penalties and terms of service preclude third parties from offering imbalance management services. The FERC denied Falcon’s late intervention in February 2004. Meanwhile in December 2002, GulfTerra Texas amended its Statement of Operating Conditions to provide shippers the option of resolving daily imbalances using a third-party imbalance service provider.

      Falcon filed a formal complaint in March 2003 at the Railroad Commission of Texas claiming that GulfTerra Texas’ imbalance penalties and terms of service preclude third parties from offering hourly imbalance management services on the GulfTerra Texas system. GulfTerra Texas filed a response specifically denying Falcon’s assertions and requesting that the complaint be denied. The Railroad Commission has set their case for hearing beginning on June 29, 2004. The City Board of Public Service of San Antonio filed an intervention in opposition to Falcon’s complaint.

      While the outcome of all of our rates and regulatory matters cannot be predicted with certainty, based on information known to date, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, results of operations or cash flows. As new information becomes available or relevant developments occur, we will establish accruals as appropriate.

     Joint Ventures

      We conduct a portion of our business through joint venture arrangements (including our Cameron Highway, Deepwater Gateway and Poseidon joint ventures) we form to construct, operate and finance the development of our onshore and offshore midstream energy businesses. We are obligated to make our proportionate share of additional capital contributions to our joint ventures only to the extent that they are unable to satisfy their obligations from other sources including proceeds from credit arrangements.

10. ACCOUNTING FOR HEDGING ACTIVITIES

      A majority of our commodity purchases and sales, which relate to sales of oil and natural gas associated with our production operations, purchases and sales of natural gas associated with pipeline operations, sales of natural gas liquids and purchases or sales of gas associated with our processing plants and our gathering activities, are at spot market or forward market prices. We use futures, forward contracts, and swaps to limit our exposure to fluctuations in the commodity markets and allow for a fixed cash flow stream from these activities.

      We estimate the entire $13.3 million of unrealized losses included in accumulated other comprehensive income at March 31, 2004, will be reclassified from accumulated other comprehensive income as a reduction to earnings over the next nine months. When our derivative financial instruments are settled, the related amount in accumulated other comprehensive income is recorded in the income statement in operating revenues, cost of natural gas and other products, or interest and debt expense, depending on the item being hedged. The effect of reclassifying these amounts to the income statement line items is recording our earnings for the period related to the hedged items at the “hedged price” under the derivative financial instruments.

      In February and August 2003, we entered into derivative financial instruments to continue to hedge our exposure during 2004 to changes in natural gas prices relating to gathering activities in the San Juan Basin. The derivatives are financial swaps on 30,000 MMBtu per day whereby we receive an average fixed price of $4.23 per MMBtu and pay a floating price based on the San Juan index. As of March 31, 2004, the fair value of these cash flow hedges was a liability of $9.2 million, as the market price at that date was higher than the hedge price. For the quarter ended March 31, 2004, we reclassified approximately $1.7 million of unrealized accumulated loss related to these derivatives from accumulated other comprehensive income as a decrease in revenue. No ineffectiveness exists in this hedging relationship because all purchase and sale prices are based on the same index and volumes as the hedge transaction.

      During 2003, we entered into additional derivative financial instruments to hedge a portion of our business’ exposure to changes in natural gas liquids (NGL) prices during 2004. We entered into financial swaps for 6,000 barrels per day for the period from August 2003 to September 2004. The average fixed price received is $0.47 per gallon for 2004 while we pay a monthly average floating price based on the Oil Pricing Information Service (OPIS) average price for each month. As of March 31, 2004, the fair value of these cash flow hedges was a liability of $4.1 million. For the quarter ended March 31, 2004, we reclassified approximately $2.1 million of unrealized accumulated loss related to these derivatives from accumulated other comprehensive income to earnings. No ineffectiveness exists in this hedging relationship because all purchase and sales prices are based on the same index and volumes as the hedge transaction.

      In connection with our GulfTerra Intrastate Alabama operations, we have fixed price contracts with specific customers for the sale of predetermined volumes of natural gas for delivery over established periods of time. We entered into cash flow hedges in 2003 to offset the risk of increasing natural gas prices. For January and February 2004, we contracted to purchase 20,000 MMBtu and for March 2004, we contracted to purchase 15,000 MMBtu. The average fixed price paid during 2004 was $5.28 per MMBtu while we received a floating price based on the SONAT-Louisiana index (Southern Natural Pipeline index as published by the periodical “Inside FERC”). As of March 31, 2004, these cash flow hedges expired and we reclassified a gain of approximately $45 thousand from accumulated other comprehensive income to earnings. No ineffectiveness existed in this hedging relationship because all purchase and sale prices were based on the same index and volumes as the hedge transaction.

      In July 2003, to achieve a better mix of fixed rate debt and variable rate debt, we entered into an eight-year interest rate swap agreement to provide for a floating interest rate on $250 million of our 8 1/2% senior subordinated notes due 2011. With this swap agreement, we paid the counterparty a LIBOR based interest rate plus a spread of 4.20% and received a fixed rate of 8 1/2%. We accounted for this derivative as a fair value hedge under SFAS No. 133. In March 2004, we terminated our fixed to floating interest rate swap with our counterparty. The value of the transaction at termination was zero and as such neither we, nor our counterparty, were required to make any payments. Also, neither we, nor our counterparty, have any future obligations under this transaction.

      The counterparties for our San Juan hedging activities are J. Aron and Company, an affiliate of Goldman Sachs, and UBS Warburg. We do not require collateral and do not anticipate non-performance by these counterparties. The counterparty for our GulfTerra Alabama Intrastate operations is UBS Warburg, and we do not require collateral or anticipate non-performance by this counterparty.

11. BUSINESS SEGMENT INFORMATION

      Each of our segments are business units that offer different services and products that are managed separately since each segment requires different technology and marketing strategies. We have segregated our business activities into four distinct operating segments:

•	Natural gas pipelines and plants;

•	Oil and NGL logistics;

•	Natural gas storage; and

•	Platform services.

      We use performance cash flows (which we formerly referred to as EBITDA) to evaluate the performance of our segments, determine how resources will be allocated and develop strategic plans. We define performance cash flows as earnings before interest, depreciation and amortization and other adjustments. Historically our lenders and equity investors have viewed our performance cash flows measure as an indication of our ability to generate sufficient cash to meet debt obligations or to pay distributions. We believe that there has been a shift in investors’ evaluation regarding investments in MLPs and they now put as much focus on the performance of an MLP investment as they do its ability to pay distributions. For that reason, we disclose performance cash flows as a measure of our segment’s performance.

      We believe performance cash flows is also useful to our investors because it allows them to evaluate the effectiveness of our business segments from an operational perspective, exclusive of the costs to finance those activities and depreciation and amortization, neither of which are directly relevant to the efficiency of those operations. This measurement may not be comparable to measurements used by other companies and should not be used as a substitute for net income or other performance measures.

      The following are results as of and for the quarters ended March 31:

	Natural Gas	Oil and	Natural
	Pipelines and	NGL	Gas	Platform	Non-Segment
	Plants	Logistics	Storage	Services	Activity(1)	Total

	(In thousands)
Quarter Ended March 31, 2004
Revenue from external customers	$181,503	$15,188	$12,450	$6,642	$4,556	$220,339
Intersegment revenue	33	—	—	585	(618)	—
Depreciation, depletion and amortization	17,388	3,092	2,948	1,353	1,442	26,223
Earnings from unconsolidated affiliates	534	1,790	(30)	(86)	—	2,208
Performance cash flows	82,013	7,468	9,061	6,363	N/A	N/A
Assets	2,329,952	472,482	311,326	167,044	83,212	3,364,016
Quarter Ended March 31, 2003
Revenue from external customers (2)	$197,189	$11,968	$11,606	$4,382	$4,950	$230,095
Intersegment revenue	38	—	92	646	(776)	—
Depreciation, depletion and amortization	16,553	2,197	2,962	1,200	785	23,697
Earnings from unconsolidated affiliates	629	2,687	—	—	—	3,316
Performance cash flows	77,835	11,600	7,001	4,235	N/A	N/A
Assets	2,249,828	322,324	326,795	160,128	108,407	3,167,482

(1)	Represents predominantly our oil and natural gas production activities as well as intersegment eliminations. Our intersegment revenues, along with our intersegment operating expenses, consist of normal course of business-type transactions between our operating segments. We record an intersegment revenue elimination, which is the only elimination included in the “Non-Segment Activity” column, to remove intersegment transactions.

(2)	Revenue from external customers for our Oil and NGL Logistics segment has been reduced by $48.8 million to reflect the revision of Typhoon Oil Pipeline’s revenues and cost of natural gas and other products to conform to the current period presentation. See Note 1, Basis of Presentation and Summary of Significant Accounting Policies; Revenue Recognition and Cost of Natural Gas and Other Products.

     A reconciliation of our segment performance cash flows to our net income is as follows:

	Quarter Ended
	March 31,

	2004	2003

	(In thousands)
Natural gas pipelines and plants	$82,013	$77,835
Oil and NGL logistics	7,468	11,600
Natural gas storage	9,061	7,001
Platform services	6,363	4,235

Segment performance cash flows	104,905	100,671
Plus: Other, nonsegment results	5,405	5,266
Earnings from unconsolidated affiliates	2,208	3,316
Cumulative effect of accounting change	—	1,690
Less: Interest and debt expense	28,031	34,486
Loss due to write-off of unamortized debt issuance costs	—	3,762
Depreciation, depletion and amortization	26,223	23,697
Cash distributions from unconsolidated affiliates	750	4,710
Minority interest	(12)	33
Net cash payment received from El Paso Corporation	1,960	2,040

Net income	$55,566	$42,215

12. GUARANTOR FINANCIAL INFORMATION

      As of March 31, 2004 and December 31, 2003, our credit facility is guaranteed by each of our subsidiaries, excluding our unrestricted subsidiaries (Arizona Gas Storage, L.L.C. and GulfTerra Arizona Gas, L.L.C.), and is collateralized by substantially all of our assets. In addition, all of our senior notes and senior subordinated notes are jointly, severally, fully and unconditionally guaranteed by us and all of our subsidiaries, excluding our unrestricted subsidiaries. Non-guarantor subsidiaries for the quarter ended March 31, 2004, consisted of our unrestricted subsidiaries. Non-guarantor subsidiaries for the quarter ended March 31, 2003, consisted of Matagorda Island Area Gathering System, Arizona Gas Storage, L.L.C. and GulfTerra Arizona Gas, L.L.C.

      The following condensed consolidating financial statements are included so that separate financial statements of our guarantor subsidiaries are not required to be filed with the SEC. These condensed consolidating financial statements present our investments in both consolidated subsidiaries and unconsolidated affiliates using the equity method of accounting. The consolidating eliminations column on our condensed consolidating balance sheets below eliminates our investment in consolidated subsidiaries, intercompany payables and receivables and other transactions between subsidiaries. The consolidating eliminations column in our condensed consolidating statements of income and cash flows eliminates earnings from our consolidated affiliates.

Condensed Consolidating Statements of Income

Quarter Ended March 31, 2004

		Non-guarantor	Guarantor	Consolidating	Consolidated
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
Operating revenues	$—	$134	$220,205	$—	$220,339

Operating expenses
Cost of natural gas and other products	—	—	64,427	—	64,427
Operation and maintenance	—	63	48,433	—	48,496
Depreciation, depletion and amortization	36	—	26,187	—	26,223
Gain on sale of long-lived assets	—	—	(24)	—	(24)

	36	63	139,023	—	139,122

Operating income (loss)	(36)	71	81,182	—	81,217
Earnings from consolidated affiliates	65,833	—	—	(65,833)	—
Earnings (loss) from unconsolidated affiliates	—	(30)	2,238	—	2,208
Minority interest income	—	12	—	—	12
Other income	73	—	87	—	160
Interest and debt expense	10,304	(7)	17,734	—	28,031

Net income	$55,566	$60	$65,773	$(65,833)	$55,566

Condensed Consolidating Statements of Income

Quarter Ended March 31, 2003

		Non-guarantor	Guarantor	Consolidating	Consolidated
	Issuer	Subsidiaries	Subsidiaries(1)	Eliminations	Total

	(In thousands)
Operating revenues	$—	$277	$229,818	$—	$230,095

Operating expenses
Cost of natural gas and other products	—	—	90,753	—	90,753
Operation and maintenance	467	74	40,103	—	40,644
Depreciation, depletion and amortization	37	10	23,650	—	23,697
Gain on sale of long-lived assets	—	—	(106)	—	(106)

	504	84	154,400	—	154,988

Operating income (loss)	(504)	193	75,418	—	75,107
Earnings from consolidated affiliates	61,505	—	—	(61,505)	—
Earnings from unconsolidated affiliates	—	—	3,316	—	3,316
Minority interest expense	—	(33)	—	—	(33)
Other income	248	—	135	—	383
Interest and debt expense	15,272	—	19,214	—	34,486
Loss due to write-off of unamortized debt issuance costs	3,762	—	—	—	3,762

Income before cumulative effect of accounting change	42,215	160	59,655	(61,505)	40,525
Cumulative effect of accounting change	—	—	1,690	—	1,690

Net income	$42,215	$160	$61,345	$(61,505)	$42,215

(1)	Operating revenues and cost of natural gas and other products for our guarantor subsidiaries has been reduced by $48.8 million to reflect the revision of Typhoon Oil Pipeline’s revenues and cost of natural gas and other products to conform to the current period presentation. See Note 1, Basis of Presentation and Summary of Significant Accounting Policies; Revenue Recognition and Cost of Natural Gas and Other Products.

Condensed Consolidating Balance Sheets

March 31, 2004

		Non-guarantor	Guarantor	Consolidating	Consolidated
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
Current assets
Cash and cash equivalents	$23,257	$—	$—	$—	$23,257
Accounts receivable, net
Trade	2,287	80	115,307	—	117,674
Affiliates	747,417	206	44,331	(743,196)	48,758
Affiliated note receivable	—	3,713	—	—	3,713
Other current assets	6,675	—	16,850	—	23,525

Total current assets	779,636	3,999	176,488	(743,196)	216,927
Property, plant and equipment, net	8,508	431	2,907,545	—	2,916,484
Intangible assets	—	—	3,309	—	3,309
Investment in unconsolidated affiliates	—	—	190,732	—	190,732
Investment in consolidated affiliates	2,169,692	—	700	(2,170,392)	—
Other noncurrent assets	198,495	—	8,068	(169,999)	36,564

Total assets	$3,156,331	$4,430	$3,286,842	$(3,083,587)	$3,364,016

Current liabilities
Accounts payable
Trade	$—	$17	$105,454	$—	$105,471
Affiliates	9,101	—	768,481	(743,196)	34,386
Accrued interest	33,982	—	—	—	33,982
Current maturities of senior secured term loan	3,000	—	—	—	3,000
Other current liabilities	7,171	—	33,531	—	40,702

Total current liabilities	53,254	17	907,466	(743,196)	217,541
Revolving credit facility	387,000	—	—	—	387,000
Senior secured term loans, less current maturities	297,000	—	—	—	297,000
Long-term debt	1,137,161	—	—	—	1,137,161
Other noncurrent liabilities	(1)	—	211,596	(169,999)	41,596
Minority interest	—	1,801	—	—	1,801
Partners’ capital	1,281,917	2,612	2,167,780	(2,170,392)	1,281,917

Total liabilities and partners’ capital	$3,156,331	$4,430	$3,286,842	$(3,083,587)	$3,364,016

Condensed Consolidating Balance Sheets

December 31, 2003

		Non-guarantor	Guarantor	Consolidating	Consolidated
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
Current assets
Cash and cash equivalents	$30,425	$—	$—	$—	$30,425
Accounts receivable, net
Trade	—	113	106,157	—	106,270
Affiliates	746,126	3,541	41,606	(743,308)	47,965
Affiliated note receivable	—	3,713	55	—	3,768
Other current assets	3,573	—	17,022	—	20,595

Total current assets	780,124	7,367	164,840	(743,308)	209,023
Property, plant and equipment, net	8,039	431	2,886,022	—	2,894,492
Intangible assets	—	—	3,401	—	3,401
Investment in unconsolidated affiliates	—	—	175,747	—	175,747
Investment in consolidated affiliates	2,108,104	—	622	(2,108,726)	—
Other noncurrent assets	199,761	—	9,155	(169,999)	38,917

Total assets	$3,096,028	$7,798	$3,239,787	$(3,022,033)	$3,321,580

Current liabilities
Accounts payable
Trade	$—	$22	$129,241	$—	$129,263
Affiliates	10,691	3,499	767,988	(743,308)	38,870
Accrued interest	10,930	—	269	—	11,199
Current maturities of senior secured term loan	3,000	—	—	—	3,000
Other current liabilities	2,601	1	24,433	—	27,035

Total current liabilities	27,222	3,522	921,931	(743,308)	209,367
Revolving credit facility	382,000	—	—	—	382,000
Senior secured term loan, less current maturities	297,000	—	—	—	297,000
Long-term debt	1,129,807	—	—	—	1,129,807
Other noncurrent liabilities	7,413	—	211,629	(169,999)	49,043
Minority interest	—	1,777	—	—	1,777
Partners’ capital	1,252,586	2,499	2,106,227	(2,108,726)	1,252,586

Total liabilities and partners’ capital	$3,096,028	$7,798	$3,239,787	$(3,022,033)	$3,321,580

Condensed Consolidating Statements of Cash Flows

Quarter Ended March 31, 2004

		Non-guarantor	Guarantor	Consolidating	Consolidated
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
Cash flows from operating activities
Net income	$55,566	$60	$65,773	$(65,833)	$55,566
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	36	—	26,187	—	26,223
Distributed earnings of unconsolidated affiliates
Earnings from unconsolidated affiliates	—	30	(2,238)	—	(2,208)
Distributions from unconsolidated affiliates	—	—	750	—	750
Gain on sale of long-lived assets	—	—	(24)	—	(24)
Amortization of debt issuance costs	1,358	—	—	—	1,358
Other noncash items	604	24	2,408	—	3,036
Working capital changes, net of effects of acquisitions and noncash transactions	22,518	(61)	(43,698)	—	(21,241)

Net cash provided by operating activities	80,082	53	49,158	(65,833)	63,460

Cash flows from investing activities
Additions to property, plant and equipment	(505)	—	(47,328)	—	(47,833)
Proceeds from sale and retirement of assets	—	—	93	—	93
Additions to investments in unconsolidated affiliates	—	—	(5,800)	—	(5,800)

Net cash used in investing activities	(505)	—	(53,035)	—	(53,540)

Cash flows from financing activities
Net proceeds from revolving credit facility	44,933	—	—	—	44,933
Repayments of revolving credit facility	(40,000)	—	—	—	(40,000)
Net proceeds from senior secured term loan	(57)	—	—	—	(57)
Net proceeds from issuance of long-term debt	(30)	—	—	—	(30)
Net proceeds from issuance of common units	48,274	—	—	—	48,274
Advances with affiliates	(69,657)	(53)	3,877	65,833	—
Distributions to partners	(70,529)	—	—	—	(70,529)
Contribution from general partner	321	—	—	—	321

Net cash provided by (used in) financing activities	(86,745)	(53)	3,877	65,833	(17,088)

Decrease in cash and cash equivalents	$(7,168)	$—	$—	$—	(7,168)

Cash and cash equivalents at beginning of period					30,425

Cash and cash equivalents at end of period					$23,257

Condensed Consolidating Statements of Cash Flows

Quarter ended March 31, 2003

		Non-guarantor	Guarantor	Consolidating	Consolidated
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

	(In thousands)
Cash flows from operating activities
Net income	$42,215	$160	$61,345	$(61,505)	$42,215
Less cumulative effect of accounting change	—	—	1,690	—	1,690

Income before cumulative effect of accounting change	42,215	160	59,655	(61,505)	40,525
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	37	10	23,650	—	23,697
Distributed earnings of unconsolidated affiliates
Earnings from unconsolidated affiliates	—	—	(3,316)	—	(3,316)
Distributions from unconsolidated affiliates	—	—	4,710	—	4,710
Gain on sale of long-lived assets	—	—	(106)	—	(106)
Loss due to write-off of unamortized debt issuance costs	3,762	—	—	—	3,762
Amortization of debt issuance costs	1,938	—	154	—	2,092
Other noncash items	270	33	220	—	523
Working capital changes, net of effects of acquisitions and noncash transactions	17,888	(170)	(18,161)	—	(443)

Net cash provided by operating activities	66,110	33	66,806	(61,505)	71,444

Cash flows from investing activities
Additions to property, plant and equipment	(309)	—	(81,628)	—	(81,937)
Proceeds from sale and retirement of assets	—	—	3,088	—	3,088
Additions to investments in unconsolidated affiliates	—	(133)	—	—	(133)

Net cash used in investing activities	(309)	(133)	(78,540)	—	(78,982)

Cash flows from financing activities
Net proceeds from revolving credit facility	98,991	—	—	—	98,991
Repayments of revolving credit facility	(119,000)	—	—	—	(119,000)
Repayment of senior secured acquisition term loan	(237,500)	—	—	—	(237,500)
Net proceeds from issuance of long-term debt	293,277	—	—	—	293,277
Advances with affiliates	(63,775)	100	2,170	61,505	—
Distributions to partners	(52,080)	—	—	—	(52,080)

Net cash provided by (used in) financing activities	(80,087)	100	2,170	61,505	(16,312)

Decrease in cash and cash equivalents	$(14,286)	$—	$(9,564)	$—	(23,850)

Cash and cash equivalents at beginning of period					36,099

Cash and cash equivalents at end of period					$12,249

ENTERPRISE PRODUCTS PARTNERS L.P.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2004

(Unaudited)

INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Enterprise Products Partners L.P. Unaudited Pro Forma Consolidated Financial Statements:

Introduction	F-2
Unaudited Pro Forma Condensed Statement of Consolidated Operations for the three months ended March 31, 2004	F-4
Unaudited Pro Forma Condensed Statement of Consolidated Operations for the year ended December 31, 2003	F-6
Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 2004	F-8
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-10
Pro Forma Sensitivity Analysis	F-20

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

      The following unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between Enterprise Products Partners L.P. and GulfTerra Energy Partners, L.P. announced on December 15, 2003. The unaudited pro forma condensed statements of consolidated operations for the three months ended March 31, 2004 and the year ended December 31, 2003 assume the merger-related transactions (as described beginning on page F-10) all occurred on January 1 of each period presented. The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the merger-related transactions as if they had occurred on March 31, 2004 (to the extent not already recorded). In addition, these pro forma financial statements give effect to (i) Enterprise’s sale of 17,250,000 common units (including the over-allotment of 2,250,000 common units) in May 2004; (ii) the issuance of 1,757,347 Enterprise common units pursuant to its DRIP in May 2004; and (iii) the conversion of Enterprise’s 4,413,549 Class B special units into an equal number of its common units on July 29, 2004. These adjustments are found under the column labeled “Adjustments Due to Other Recent Events.” These pro forma financial statements also reflect Enterprise’s sale of 13,750,000 common units in this offering.

      The unaudited pro forma condensed consolidated financial statements are based on assumptions that Enterprise and GulfTerra believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined company. Please read “Pro Forma Sensitivity Analysis” beginning on page F-20 for assumptions related to variable interest rates, fair value estimates and long-term financing scenarios.

      Unless the context requires otherwise, references to “Enterprise” are intended to mean the consolidated business and operations of Enterprise Products Partners L.P. References to “GulfTerra” are intended to mean the consolidated business and operations of GulfTerra Energy Partners, L.P. References to “El Paso Corporation” are intended to mean El Paso Corporation, its subsidiaries and affiliates (other than GulfTerra). El Paso Corporation was the majority owner of GulfTerra’s general partner prior to December 15, 2003 and owns a limited partner interest in GulfTerra.

      The unaudited pro forma condensed consolidated financial statements of Enterprise should be read in conjunction with and are qualified in their entirety by reference to the notes accompanying such unaudited pro forma condensed consolidated financial statements and with the historical consolidated financial statements and related notes of Enterprise included in its Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the three months ended March 31, 2004. The condensed consolidated financial statements of GulfTerra included herein are qualified in their entirety by reference to the historical consolidated financial statements and related notes of GulfTerra included in its Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the three months ended March 31, 2004. The combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. (collectively, the “South Texas midstream assets”) included herein are qualified in their entirety by reference to the historical combined financial statements and related notes of the South Texas midstream assets included in Enterprise’s Current Reports on Form 8-K filed with the Commission on April 16, 2004 and June 16, 2004 and incorporated by reference into this document.

      The pending merger-related transactions will be accounted for using the purchase method of accounting. For purposes of this pro forma financial information, “goodwill” represents potential intangible assets, excess of fair values over GulfTerra’s historical carrying values of tangible assets, and remaining goodwill, if any. The estimates of fair value of the acquired assets and liabilities are based on preliminary assumptions which will be updated and will change from the amounts shown. Such changes could impact amounts allocated to goodwill, intangible assets and other balance sheet accounts.

      The unaudited pro forma condensed consolidated financial statements do not give effect to any divestiture of assets that may be required for governmental approval of the proposed merger.

ENTERPRISE PRODUCTS PARTNERS

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Three Months Ended March 31, 2004 (Part 1)

						South Texas			Step Three
					Step Two	Midstream			Enterprise
	Enterprise	GulfTerra	Step Two		Enterprise	Assets	Step Three		Pro Forma
	Historical	Historical	Adjustments		Pro Forma	Historical	Adjustments		(to Part 2)

	(Amount in millions, except per unit amounts)
REVENUES	$1,704.9	$220.3	$(0.2	)(m)	$1,925.0	$376.0	$(26.5	)(r)	$2,120.6
							(153.9	)(t)
COSTS AND EXPENSES
Operating costs and expenses	1,621.5	139.1	(0.2	)(m)	1,745.2	366.2	(1.6	)(s)	1,928.3
			(15.2	)(n)			(26.5	)(r)
							(152.7	)(t)
							(2.3	)(u)
Selling, general and administrative	9.5		11.1	(n)	20.6		2.3	(u)	22.9

Total	1,631.0	139.1	(4.3)		1,765.8	366.2	(180.8)		1,951.2

EQUITY IN INCOME (LOSS) OF UNCONSOLIDATED AFFILIATES	13.4		(10.6	)(h)	5.0				5.0
			2.2	(n)

OPERATING INCOME	87.3	81.2	(4.3)		164.2	9.8	0.4		174.4

OTHER INCOME (EXPENSE)
Interest expense	(32.6)	(28.0)	2.2	(i)	(61.1)		(0.9	)(p)	(62.0)
			(2.7	)(j)
Earnings from unconsolidated affiliates		2.2	(2.2	)(n)
Other, net	1.4	0.2	0.2	(l)	1.8	(0.1)			1.7

Total	(31.2)	(25.6)	(2.5)		(59.3)	(0.1)	(0.9)		(60.3)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	56.1	55.6	(6.8)		104.9	9.7	(0.5)		114.1
PROVISION FOR INCOME TAXES	(1.6)				(1.6)				(1.6)

INCOME BEFORE MINORITY INTEREST	54.5	55.6	(6.8)		103.3	9.7	(0.5)		112.5
MINORITY INTEREST	(3.0)				(3.0)				(3.0)

INCOME FROM CONTINUING OPERATIONS	$51.5	$55.6	$(6.8)		$100.3	$9.7	$(0.5)		$109.5

ALLOCATION OF INCOME FROM CONTINUING OPERATIONS:
Limited Partners	$44.3								$98.2

General Partner	$7.2								$11.3

BASIC EARNINGS PER UNIT:
Number of units used in denominator	218.5		105.1	(f)					323.6

Income from continuing operations	$0.21								$0.30

DILUTED EARNINGS PER UNIT:
Number of units used in denominator	219.0		105.1	(f)					324.1

Income from continuing operations	$0.20								$0.30

ENTERPRISE PRODUCTS PARTNERS

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Three Months Ended March 31, 2004 (Part 2)

		Adjustments
	Step Three	Due to		Adjustments	Further
	Enterprise	Other	Adjusted	Due to	Adjusted
	Pro Forma	Recent	Enterprise	This	Enterprise
	(from Part 1)	Events	Pro Forma	Offering	Pro Forma

	(Amount in millions, except per unit amounts)
REVENUES	$2,120.6		$2,120.6		$2,120.6
COSTS AND EXPENSES
Operating costs and expenses	1,928.3		1,928.3		1,928.3
Selling, general and administrative	22.9		22.9		22.9

Total	1,951.2		1,951.2		1,951.2

EQUITY IN INCOME (LOSS) OF UNCONSOLIDATED AFFILIATES	5.0		5.0		5.0

OPERATING INCOME	174.4		174.4		174.4

OTHER INCOME (EXPENSE)
Interest expense	(62.0)	$0.7 (v)	(61.3)	$1.5 (w)	(59.8)
Other, net	1.7		1.7		1.7

Total	(60.3)	0.7	(59.6)	1.5	(58.1)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	114.1	0.7	114.8	1.5	116.3
PROVISION FOR INCOME TAXES	(1.6)		(1.6)		(1.6)

INCOME BEFORE MINORITY INTEREST	112.5	0.7	113.2	1.5	114.7
MINORITY INTEREST	(3.0)		(3.0)		(3.0)

INCOME FROM CONTINUING OPERATIONS	$109.5	$0.7	$110.2	$1.5	$111.7

ALLOCATION OF INCOME FROM CONTINUING OPERATIONS:
Limited Partners	$98.2				$99.5

General Partner	11.3				$12.2

BASIC EARNINGS PER UNIT:
Number of units used in denominator	323.6	19.0 (v)		13.8 (w)	356.4

Income from continuing operations	$0.30				$0.28

DILUTED EARNINGS PER UNIT:
Number of units used in denominator	324.1	19.0 (v)		13.8 (w)	356.9

Income from continuing operations	0.30				$0.28

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Year Ended December 31, 2003 (Part 1)

								Step Two
				Step One				Enterprise
	Enterprise	Step One		Enterprise	GulfTerra	Step Two		Pro Forma
	Historical	Adjustments		Pro Forma	Historical	Adjustments		(to Part 2)

	(Amounts in millions, except per unit amounts)
REVENUES	$5,346.4			$5,346.4	$871.5	$(26.8	)(m)	$6,191.1
COSTS AND EXPENSES
Operating costs and expenses	5,046.8			5,046.8	557.0	(26.8	)(m)	5,528.2
						(48.8	)(n)
Selling, general and administrative	37.5			37.5		48.8	(n)	86.3

Total	5,084.3			5,084.3	557.0	(26.8)		5,614.5

EQUITY IN INCOME (LOSS) OF UNCONSOLIDATED AFFILIATES	(14.0)	$34.7	(b)	20.7		11.4	(n)	(2.6)
						(34.7	)(h)

OPERATING INCOME	248.1	34.7		282.8	314.5	(23.3)		574.0

OTHER INCOME (EXPENSE)
Interest expense	(140.8)	(8.7	)(c)	(149.5)	(127.8)	9.0	(i)	(279.0)
						(10.7	)(j)
Loss due to early redemptions of debt					(36.9)			(36.9)
Earnings from unconsolidated affiliates					11.4	(11.4	)(n)
Other, net	6.4			6.4	1.1	0.8	(l)	8.3

Total	(134.4)	(8.7)		(143.1)	(152.2)	(12.3)		(307.6)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	113.7	26.0		139.7	162.3	(35.6)		266.4
PROVISION FOR INCOME TAXES	(5.3)			(5.3)				(5.3)

INCOME BEFORE MINORITY INTEREST	108.4	26.0		134.4	162.3	(35.6)		261.1
MINORITY INTEREST	(3.9)	0.9	(a)	(3.0)	(0.9)			(3.9)

INCOME FROM CONTINUING OPERATIONS	$104.5	$26.9		$131.4	$161.4	$(35.6)		$257.2

ALLOCATION OF INCOME FROM CONTINUING OPERATIONS:
Limited Partners	$83.8							$222.3

General Partner	$20.7							$34.9

BASIC EARNINGS PER UNIT:
Number of units used in denominator	199.9					105.1	(f)	305.0

Income from continuing operations	$0.42							$0.73

DILUTED EARNINGS PER UNIT:
Number of units used in denominator	206.4					105.1	(f)	311.5

Income from continuing operations	$0.41							$0.71

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Year Ended December 31, 2003 (Part 2)

						Adjustments
	Step Two	South Texas				Due to		Adjustments	Further
	Enterprise	Midstream			Step Three	Other	Adjusted	Due to	Adjusted
	Pro Forma	Assets	Step Three		Enterprise	Recent	Enterprise	This	Enterprise
	(from Part 1)	Historical	Adjustments		Pro Forma	Events	Pro Forma	Offering	Pro Forma

	(Amounts in millions, except per unit amounts)
REVENUES	$6,191.1	$1,430.7	$(36.9	)(r)	$7,153.0		$7,153.0		$7,153.0
			(431.9	)(t)
COSTS AND EXPENSES
Operating costs and expenses	5,528.2	1,423.2	(36.9	)(r)	6,474.1		6,474.1		6,474.1
			(6.0	)(s)
			(427.2	)(t)
			(7.2	)(u)
Selling, general and administrative	86.3		7.2	(u)	93.5		93.5		93.5

Total	5,614.5	1,423.2	(470.1)		6,567.6		6,567.6		6,567.6

EQUITY IN INCOME (LOSS) OF UNCONSOLIDATED AFFILIATES	(2.6)				(2.6)		(2.6)		(2.6)

OPERATING INCOME	574.0	7.5	1.3		582.8		582.8		582.8

OTHER INCOME (EXPENSE)
Interest expense	(279.0)		(3.6	)(p)	(282.6)	$5.8 (v)	(276.8)	$6.0 (w)	(270.8)
Loss due to early redemptions of debt	(36.9)				(36.9)		(36.9)		(36.9)
Other, net	8.3	0.1			8.4		8.4		8.4

Total	(307.6)	0.1	(3.6)		(311.1)	5.8	(305.3)	6.0	(299.3)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	266.4	7.6	(2.3)		271.7	5.8	277.5	6.0	283.5
PROVISION FOR INCOME TAXES	(5.3)				(5.3)		(5.3)		(5.3)

INCOME BEFORE MINORITY INTEREST	261.1	7.6	(2.3)		266.4	5.8	272.2	6.0	278.2
MINORITY INTEREST	(3.9)				(3.9)		(3.9)		(3.9)

INCOME FROM CONTINUING OPERATIONS	$257.2	$7.6	$(2.3)		$262.5	$5.8	$268.3	$6.0	$274.3

ALLOCATION OF INCOME FROM CONTINUING OPERATIONS:
Limited Partners	$222.3								$236.0

General Partner	$34.9								$38.3

BASIC EARNINGS PER UNIT:
Number of units used in denominator	305.0					19.0 (v)		13.8 (w)	337.8

Income from continuing operations	$0.73								$0.70

DILUTED EARNINGS PER UNIT:
Number of units used in denominator	311.5					19.0 (v)		13.8 (w)	344.3

Income from continuing operations	$0.71								$0.69

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2004 (Part 1)

						South
						Texas			Step Three
					Step Two	Midstream			Enterprise
	Enterprise	GulfTerra	Step Two		Enterprise	Assets	Step Three		Pro Forma
	Historical	Historical	Adjustments		Pro Forma	Historical	Adjustments		(to Part 2)

	(Amounts in millions)
ASSETS
Current Assets
Cash and cash equivalents	$52.8	$23.3	$31.1	(d)	$85.1		$169.9	(o)	$85.1
			500.0	(e)			(169.9	)(o)
			(500.0	)(e)
			9.8	(e)
			(31.9	)(k)
Accounts and notes receivable, net	408.6	170.1	17.2	(l)	595.7	$156.4	(156.4	)(t)	595.7
			(0.2	)(m)
Inventories	168.3				168.3	19.9			188.2
Other current assets	56.0	23.5	(3.7	)(i)	75.8	4.0	(4.0	)(t)	75.8

Total Current Assets	685.7	216.9	22.3		924.9	180.3	(160.4)		944.8
Property, plant and equipment, net	2,951.6	2,916.5			5,868.1	313.6	(161.5	)(s)	6,020.2
Investments in and Advances to Unconsolidated Affiliates	766.3	190.7	(425.0	)(h)	532.0				532.0
Intangible Assets, net	265.1	3.3			268.4				268.4
Goodwill	82.4		2,601.1	(i)	2,683.5				2,683.5
Other Assets	31.2	36.6	23.1	(l)	90.9				90.9

Total Assets	$4,782.3	$3,364.0	$2,221.5		$10,367.8	$493.9	$(321.9)		$10,539.8

LIABILITIES & COMBINED EQUITY
Current Liabilities
Current maturities of debt	$15.0	$3.0	$500.0	(e)	$518.0		$169.9	(o)	$687.9
Accounts payable	83.7	139.8			223.5	$166.4	(166.4	)(t)	223.5
Accrued gas payables and other expenses	618.7	34.0	(0.2	)(m)	652.5	25.5	(25.5	)(t)	652.5
Other current liabilities	50.6	40.7			91.3	1.2	(1.2	)(t)	91.3

Total Current Liabilities	768.0	217.5	499.8		1,485.3	193.1	(23.2)		1,655.2
Long-Term Debt	2,195.9	1,821.2	84.9	(i)	4,102.0				4,102.0
Other Long-Term Liabilities	9.0	41.6			50.6	2.1			52.7
Minority Interest	88.5	1.8			90.3				90.3
Commitments and Contingencies
Combined Equity
Limited Partners
Common Units	1,576.6	930.3	30.8	(d)	4,401.4				4,401.4
			2,378.3	(e)
			(970.8	)(e)
			9.7	(e)
			446.5	(g)
Class B special units	99.6		30.0	(e)	135.1				135.1
			5.5	(g)
Series C Units		338.3	(338.3	)(e)
General Partner	34.2	13.3	0.3	(d)	92.6				92.6
			49.1	(e)
			0.1	(e)
			9.3	(g)
			(13.7	)(h)
Treasury Units	(11.4)				(11.4)				(11.4)
Owners’ net investment						298.7	(331.4	)(q)
							32.7	(t)
Accumulated Other Comprehensive Income	21.9				21.9				21.9

Total Combined Equity	1,720.9	1,281.9	1,636.8		4,639.6	298.7	(298.7)		4,639.6

Total Liabilities & Combined Equity	$4,782.3	$3,364.0	$2,221.5		$10,367.8	$493.9	$(321.9)		$10,539.8

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2004 (Part 2)

		Adjustments
	Step Three	Due to			Adjustments		Further
	Enterprise	Other		Adjusted	Due to		Adjusted
	Pro Forma	Recent		Enterprise	This		Enterprise
	(from Part 1)	Events		Pro Forma	Offering		Pro Forma

	(Amounts in millions)
ASSETS
Current Assets
Cash and cash equivalents	$85.1	$404.7	(v)	$120.4	$293.3	(w)	$120.4
		(16.3	)(v)		(11.6	)(w)
		(353.1	)(v)		(281.7	)(w)
Accounts and notes receivable, net	595.7			595.7			595.7
Inventories	188.2			188.2			188.2
Other current assets	75.8	(1.0	)(v)	74.8			74.8

Total Current Assets	944.8	34.3		979.1	—		979.1
Property, plant and equipment, net	6,020.2			6,020.2			6,020.2
Investments in and Advances to Unconsolidated Affiliates	532.0			532.0			532.0
Intangible Assets, net	268.4			268.4			268.4
Goodwill	2,683.5			2,683.5			2,683.5
Other Assets	90.9			90.9			90.9

Total Assets	$10,539.8	$34.3		$10,574.1	$—		$10,574.1

LIABILITIES & COMBINED EQUITY
Current Liabilities
Current maturities of debt	$687.9	$(353.1	)(v)	$334.8	(281.7	)(w)	$53.1
Accounts payable	223.5			223.5			223.5
Accrued gas payables and other expenses	652.5			652.5			652.5
Other current liabilities	91.3			91.3			91.3

Total Current Liabilities	1,655.2	(353.1)		1,302.1	(281.7)		1,020.4
Long-Term Debt	4,102.0			4,102.0			4,102.0
Other Long-Term Liabilities	52.7			52.7			52.7
Minority Interest	90.3			90.3			90.3
Commitments and Contingencies
Combined Equity
Limited Partners
Common Units	4,401.4	396.6	(v)	4,916.1	287.4	(w)	5,192.1
		(16.0	)(v)		(11.4	)(w)
		(1.0	)(v)
		135.1	(x)
Class B Special Units	135.1	(135.1	)(x)
General Partner	92.6	8.1	(v)	100.4	5.9	(w)	106.1
		(0.3	)(v)		(0.2	)(w)
Treasury Units	(11.4)			(11.4)			(11.4)
Owners’ net investment
Accumulated Other Comprehensive Income	21.9			21.9			21.9

Total Combined Equity	4,639.6	387.4		5,027.0	281.7		5,308.7

Total Liabilities & Combined Equity	$10,539.8	$34.3		$10,574.1	$—		$10,574.1

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

      These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by management of Enterprise and GulfTerra; therefore, actual results could materially differ from the pro forma information. However, Enterprise and GulfTerra believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. Enterprise and GulfTerra believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information. Please read “Pro Forma Sensitivity Analysis” beginning on page F-20 for assumptions related to variable interest rates, fair value estimates and long-term financing scenarios.

      The proposed merger between Enterprise and GulfTerra involves the following three steps:

•	Step One. On December 15, 2003, Enterprise purchased a 50% membership interest in GulfTerra’s general partner for $425 million. GulfTerra’s general partner owns a 1% general partner interest in GulfTerra. This investment is currently accounted for by Enterprise using the equity method and is already recorded in Enterprise’s historical balance sheet at December 31, 2003. This transaction is referred to as Step One of the proposed merger and will remain in effect even if the remainder of the proposed merger and post-merger transactions, which are referred to as Step Two and Step Three, do not occur.

•	Step Two. If all necessary regulatory approvals are received and the other merger agreement conditions are either fulfilled or waived and the following steps are consummated, Enterprise will own 100% of the limited and general partner interests in GulfTerra. At that time, the proposed merger will be accounted for by Enterprise using the purchase method and GulfTerra will be a consolidated subsidiary of Enterprise. Step Two of the proposed merger includes the following transactions:

—	El Paso Corporation’s exchange of its remaining 50% membership interest in GulfTerra’s general partner for a cash payment by Enterprise’s general partner of $370 million (which will not be funded or reimbursed by Enterprise) and a 9.9% membership interest in Enterprise’s general partner, and the subsequent capital contribution by Enterprise’s general partner of such 50% membership interest in GulfTerra’s general partner to Enterprise (without increasing Enterprise’s general partner’s interest in Enterprise’s earnings or cash distributions);

—	Enterprise’s purchase of 10,937,500 GulfTerra Series C Units and 2,876,620 GulfTerra common units owned by El Paso Corporation for $500 million; and

—	The exchange of each remaining GulfTerra common unit for 1.81 Enterprise common units, resulting in the expected issuance of 105,060,335 Enterprise common units to GulfTerra unitholders.

•	Step Three. Immediately after Step Two is completed, Enterprise expects to acquire the South Texas midstream assets, which are comprised of nine cryogenic natural gas processing plants, one natural gas gathering system, one natural gas treating plant, and a small natural gas liquids connecting pipeline, from El Paso Corporation for $150 million, plus the value of then outstanding inventory.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

      The total estimated consideration for the proposed merger with GulfTerra and the purchase of the South Texas midstream assets is summarized below (dollars in millions):

Step One transactions (completed):
Cash payment by Enterprise to El Paso Corporation for 50% membership interest in GulfTerra’s general partner	$425.0

Total Step 1 consideration	425.0

Step Two transactions (proposed):
Cash payment by Enterprise to El Paso Corporation or GulfTerra for equity interests	500.0
Value of 50% membership interest in GulfTerra’s general partner exchanged by El Paso Corporation with Enterprise’s general partner who will subsequently contribute it to Enterprise	461.3
Value of Enterprise common units to be issued in exchange for GulfTerra equity interests	2,457.4
Note receivable from El Paso Corporation	(40.3)
Transaction and other costs	31.9

Total Step Two consideration	3,410.3

Total Step One and Step Two consideration	3,835.3

Step Three transaction (to be completed after Step Two is completed):
Purchase of South Texas midstream assets from El Paso Corporation	169.9

Total consideration	$4,005.2

      The pro forma adjustments Enterprise made to the historical financial statements of Enterprise, GulfTerra and the South Texas midstream assets are described as follows:

Pre-Merger Adjustments:

      (a) Reflects the pro forma adjustment to minority interest expense related to Enterprise’s restructuring of the ownership interest of its general partner from a 1% direct interest in Enterprise and a 1.0101% minority interest in Enterprise’s consolidated operating subsidiary to a 2% direct interest in Enterprise. The pro forma adjustment removes $0.9 million in minority interest expense attributable to the general partner’s ownership interest in the earnings of the operating subsidiary during 2003. As a result of this adjustment, Enterprise’s allocation of earnings to its general partner increases by a similar amount. This transaction occurred in December 2003 immediately prior to the completion of Step One.

Step One Adjustments of Proposed Merger:

      (b) Until Step Two of the proposed merger is completed, Enterprise will account for its investment in GulfTerra’s general partner using the equity method.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

      The following table shows the pro forma adjustment to Enterprise’s equity earnings from unconsolidated affiliates for the year ended December 31, 2003 (dollars in millions):

Actual income allocation of GulfTerra to GulfTerra’s general partner of income from continuing operations for 2003	$69.4
Enterprise ownership interest in GulfTerra’s general partner	50%

Enterprise pro forma adjustment to equity earnings from unconsolidated affiliates for GulfTerra’s general partner	$34.7

      Enterprise’s historical statement of consolidated operations for the three months ended March 31, 2004 already reflects $10.6 million of equity earnings from GulfTerra’s general partner.

      (c) Reflects the pro forma adjustment to interest expense associated with the $425 million cash purchase consideration which was borrowed by Enterprise to finance its purchase of a 50% interest in GulfTerra’s general partner. This transaction was financed by $225 million borrowed under an acquisition term loan and $200 million borrowed under Enterprise’s existing revolving credit facilities. The pro forma adjustment to interest expense is $8.7 million for the year ended December 31, 2003 and is based on the weighted-average 2.1% variable interest rate Enterprise is currently paying on its existing revolving credit facilities. For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” on page F-20. For an analysis of sensitivity of pro forma interest expense to Enterprise’s long-term financing options, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to long-term financing scenarios” on page F-21.

      Enterprise’s historical March 31, 2004 balance sheet already reflects its investment in GulfTerra’s general partner; therefore, no pro forma adjustment is required.

Step Two Adjustments of Proposed Merger:

      (d) Reflects the pro forma adjustments attributable to the assumed exercise of 973,900 GulfTerra common unit options outstanding at March 31, 2004 that are already vested or will vest immediately prior to the completion of Step Two of the proposed merger. For pro forma purposes, we have assumed that GulfTerra will receive the exercise price associated with these options and issue new common units. The pro forma balance sheet adjustments reflect the receipt of $31.1 million in proceeds received in connection with the assumed exercise of these options and a corresponding increase in partners’ equity, including GulfTerra’s general partner’s proportionate contribution of $0.3 million.

      (e) Under Step Two of the proposed merger, Enterprise will purchase 2,876,620 GulfTerra common units and 10,937,500 GulfTerra Series C units from El Paso Corporation for $500 million in cash. For purposes of this pro forma presentation, we have assumed that this purchase will be financed by entering into a short-term $500 million, variable interest rate acquisition term loan, which Enterprise plans to refinance using long-term debt and proceeds from equity offerings after the proposed merger is completed. In addition, these pro forma adjustments reflect the $2.5 billion estimated value of Enterprise’s common units issued in an exchange for the estimated remaining 58,044,384 GulfTerra common units, the fair value of which is assigned to Enterprise’s partners in accordance with their pro forma ownership interest percentages after the exchange is completed. Collectively, these pro forma adjustments reflect the following:

(1) Enterprise’s receipt of $500 million in cash from borrowings and subsequent use of these funds to purchase GulfTerra common units and Series C units owned by El Paso Corporation. Enterprise’s purchase of the GulfTerra common units will be recorded as a component of goodwill (see Note (i)).

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(2) The assignment among Enterprise’s partners’ equity accounts of the estimated $2.5 billion in estimated consideration issued to GulfTerra unitholders in connection with the exchange of common units. The offset to this consideration will be recorded as a component of goodwill (see Note (i)).

(3) The elimination of GulfTerra’s common and Series C partner’s capital accounts in consolidation with Enterprise.

      Enterprise will exchange 1.81 of its common units for each GulfTerra common unit remaining after Enterprise’s purchase of 2,876,620 common units owned by El Paso Corporation. Enterprise currently estimates that the number of its common units to be issued in the exchange is 105,060,335 calculated as follows:

GulfTerra units outstanding at March 31, 2004:
Common units	59,685,667
Series C units	10,937,500

Total historical units outstanding at March 31, 2004	70,623,167
Pro forma adjustments to GulfTerra historical units outstanding:
Enterprise purchase of Series C units from El Paso Corporation in connection with Step Two of the proposed merger	(10,937,500)
Enterprise purchase of common units from El Paso Corporation in connection with Step Two of the proposed merger	(2,876,620)
Series F1 convertible units converted to common units	261,437
Issuance of common units for unit options (see Note (d))	973,900

Pro forma GulfTerra common units subject to Step Two exchange offer by Enterprise	58,044,384
Exchange ratio (1.81 Enterprise common units for each GulfTerra common unit)	1.81

Pro forma Enterprise common units to be issued to GulfTerra common unitholders in connection with merger	105,060,335

Average closing price of Enterprise common units	$23.39

Pro forma value of Enterprise common units issued as consideration to complete Step Two of proposed merger (dollars in millions)	$2,457.4

      In accordance with purchase accounting rules, the pro forma $2.5 billion value of Enterprise’s common units issued in the exchange is based on the average closing price of Enterprise’s common units immediately prior to and after the proposed merger was announced on December 15, 2003.

      The following table shows the closing prices of Enterprise’s common units within two trading days prior to and after the proposed merger being announced.

December 11, 2003	$23.10
December 12, 2003	22.80
December 16, 2003	23.85
December 17, 2003	23.80

Average closing price of Enterprise common units immediately prior to and after the proposed merger was announced on December 15, 2003	$23.39

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FINANCIAL STATEMENTS — (Continued)

      In May 2003, GulfTerra issued 80 Series F convertible units in a registered offering to a large institutional investor. Each Series F convertible unit is comprised of two separate detachable units — a Series F1 convertible unit and a Series F2 convertible unit — that have identical terms except for vesting and termination dates and the number of underlying GulfTerra common units into which they may be converted. The Series F1 units are convertible into up to $80 million of GulfTerra common units anytime after August 12, 2003, and until the date GulfTerra merges with Enterprise (subject to other defined extension rights). The Series F2 units are convertible into up to $40 million of GulfTerra common units. The Series F2 units terminate on March 30, 2005 (subject to extension rights).

      During the first quarter of 2004, 45 Series F1 convertible units were converted into 1,146,418 GulfTerra common units, for which GulfTerra received net proceeds of $44.1 million, which includes GulfTerra’s general partner’s proportionate contribution of $0.4 million.

      In July 2004, 10 Series F1 convertible units were converted into 261,437 GulfTerra common units, for which GulfTerra received net proceeds of approximately $9.8 million, which includes GulfTerra’s general partner’s proportionate contribution of $0.1 million. Our pro forma adjustment reflects GulfTerra’s issuance of common units and the related proceeds.

      After allowing for the transactions described in the previous two paragraphs, the holder of the Series F1 and F2 convertible units could still purchase up to an additional $65 million of GulfTerra common units. Assuming that GulfTerra had received a conversion notice from the holder on July 27, 2004 for the remaining amount of securities and using a conversion price of $38.25 per common unit at that date as calculated under the terms of the Series F security, an additional 1,699,346 GulfTerra common units would be issuable. For purposes of calculating diluted earnings per unit, we have assumed that the proceeds from this assumed conversion (including the proportionate contribution of GulfTerra’s general partner) would be reinvested by GulfTerra using the treasury stock method, which results in the repurchase of 1,615,598 GulfTerra common units at a market price of $39.42 per common unit; therefore, a net dilution of 83,748 GulfTerra common units would occur. If these common units are assumed outstanding when the Enterprise exchange takes place, this would result in an additional 61,145 Enterprise common units being issued, which would not have a material impact on our pro forma financial position, goodwill or diluted earnings per unit.

      Any unexpired Series F convertible units outstanding at the merger date of Enterprise and GulfTerra will be converted into rights to receive Enterprise common units, subject to the restrictions governing the Series F units. The number of Enterprise common units and the price per unit at conversion will be adjusted based on the 1.81 exchange ratio.

      (f) Reflects the pro forma adjustment to the number of Enterprise common units outstanding (as used in the calculation of basic and diluted earnings per unit) resulting from the issuance of Enterprise common units in the exchange with GulfTerra’s common unitholders described in Note (e). For both the year ended December 31, 2003 and the three months ended March 31, 2004, the pro forma effect of these new common units on the number of Enterprise units outstanding was an increase of 105,060,335 common units.

      (g) In connection with Step Two of the proposed merger, El Paso Corporation will exchange its remaining 50% membership interest in GulfTerra’s general partner (its membership interest remaining after Step One was completed on December 15, 2003) for a 9.9% membership interest Enterprise’s general partner and $370 million in cash from Enterprise’s general partner. Subsequently, Enterprise’s general partner will make a capital contribution of its 50% membership interest in GulfTerra’s general partner to Enterprise without the receipt of additional general partner interest, common units or other consideration. A preliminary fair value estimate of the El Paso Corporation 50% membership interest in GulfTerra’s general partner ultimately contributed to Enterprise is $461.3 million. The pro forma balance sheet entries reflect the contribution of this 50% membership interest to Enterprise, the preliminary fair value of which is allocated for

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FINANCIAL STATEMENTS — (Continued)

financial reporting purposes to Enterprise’s limited and general partners based on the respective ownership percentages (98% and 2%) and the related allocation of profits and losses (98% and 2%), both of which are generally consistent with the Partnership Agreement. As such, the equity accounts reflected in these financial statements are not comparable to the partner “capital accounts,” as defined in the Partnership Agreement, established for income tax purposes and in the event of dissolution of Enterprise. The offset to this contribution amount is recorded as a component of goodwill (see Note (i)).

      (h) Reflects the pro forma balance sheet adjustments necessary for the consolidation of GulfTerra’s general partner with Enterprise’s financial information as a result of the contribution described in Note (g). The pro forma entries reflect the reclassification of Enterprise’s $425.0 million investment in GulfTerra’s general partner at March 31, 2004 to goodwill and the elimination of GulfTerra’s general partner’s account in consolidation. Enterprise’s pro forma statement of consolidated operations reflects the replacement of equity earnings recorded under Step One with consolidated earnings for GulfTerra as if Step Two had occurred on January 1 of each period presented. This adjustment required the removal of $34.7 million of pro forma equity income we would have recorded from GulfTerra’s general partner in connection with Step One for the year ended December 31, 2003 (see Note (b)) and $10.6 million of equity earnings Enterprise recorded during the three months ended March 31, 2004.

      (i) Reflects the pro forma balance sheet adjustment to record goodwill attributable to the proposed merger. The estimated value of consideration to be paid or granted by Enterprise to consummate Step One and Step Two of the proposed merger is approximately $3.8 billion. Step Two of the proposed merger will be accounted for under the purchase method, and GulfTerra will become a wholly owned consolidated subsidiary of Enterprise. As a result of using purchase accounting in Step Two, we are required to assign fair values to the assets and liabilities of GulfTerra in consolidation.

      With the primary exception of long-term debt, a preliminary analysis indicates that the carrying value of GulfTerra’s assets and other liabilities at March 31, 2004 approximates fair value. Using recent market pricing information, the fair value of GulfTerra’s debt was approximately $84.9 million higher than its carrying value at March 31, 2004. GulfTerra has completed a number of business acquisitions and invested significant capital expenditures in the last five years resulting in asset growth of approximately $3.0 billion since 1999 to a total asset value of $3.4 billion at March 31, 2004. In accordance with generally accepted accounting principles, many of these transactions (including $1.9 billion in business acquisitions completed during 2003, 2002 and 2001) were recorded at fair value or recent historical cost amounts. As a result, we have preliminarily assumed that the amount of excess cost attributable to tangible or identifiable intangible assets would be minimal (subject to adjustment pending completion of the third-party valuation noted below).

      Accordingly, the $2.6 billion difference between the value of Enterprise’s estimated consideration given to consummate the proposed merger and the fair value of GulfTerra’s pro forma net assets has been assigned to goodwill. The estimated goodwill amount represents the value that management has attached to future cash flows from the GulfTerra operations and the strategic location of such assets and their connections. GulfTerra is one of the biggest natural gas gatherers, based on miles of pipelines, in the prolific natural gas supply regions offshore in the Gulf of Mexico and onshore in Texas and in the San Juan Basin, which covers a significant portion of the four contiguous corners of Arizona, Colorado, New Mexico and Utah. These regions, especially the deepwater regions of the Gulf of Mexico, one of the United States’ fastest growing oil and natural gas producing regions offer GulfTerra significant growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other energy infrastructure.

      Upon completion of the proposed merger with GulfTerra or shortly thereafter, Enterprise will obtain a third-party valuation of GulfTerra’s assets and liabilities in order to develop a definitive allocation of the purchase price. As a result, the final purchase price allocation may result in some amounts being assigned to tangible or amortizable intangible assets apart from goodwill. To the extent that any amount is assigned to a tangible or amortizable intangible asset, this amount may ultimately be depreciated or amortized (as

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FINANCIAL STATEMENTS — (Continued)

appropriate) to earnings over the expected period of benefit of the asset. To the extent that any amount remains as goodwill, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and, if necessary, written down to fair value should circumstances warrant.

      The following table shows our preliminary calculation of the estimated pro forma goodwill amount (dollars in millions):

		Pro Forma
		Reference

Cash payments made to El Paso Corporation in Steps One and Two	$925.0	Notes (c),(e)
Value of 50% interest in GulfTerra GP exchanged by El Paso Corporation with Enterprise’s general partner who subsequently contributed it to Enterprise	461.3	Note (g)
Issuance of 105,060,335 common units	2,457.4	Note (e)
Note receivable from El Paso Corporation	(40.3)	Note (l)
Transaction and other costs	31.9	Note (k)

Total purchase price	3,835.3
Estimated fair value of GulfTerra pro forma net assets at March 31, 2004	1,234.2

Excess of purchase price over net assets of GulfTerra preliminarily assigned to goodwill	$2,601.1

      The estimated fair value of GulfTerra’s net assets at March 31, 2004 reflects historical amounts plus $31.1 million in net proceeds from the assumed exercise of unit options (see Note (d)), $9.8 million from the conversion of Series F units (see Note (e)) less $3.7 million of deferred charges attributable to the merger with Enterprise and recorded in other current assets that will not be recorded by the combined company. In addition, GulfTerra’s historical net asset amount has been adjusted for the $84.9 million increase in the fair value of debt discussed previously.

      Enterprise’s pro forma statements of consolidated operations for the three months ended March 31, 2004 and year ended December 31, 2003 reflect $2.2 million and $9.0 million, respectively, of interest expense reductions attributable to amortization of the $84.9 million pro forma excess of fair value over carrying value of GulfTerra’s debt at March 31, 2004 (i.e., the “fair value premium”). For pro forma presentation purposes, we have amortized the fair value premium associated with each GulfTerra debt instrument assumed over the remaining term of the instrument using the effective interest method. For the three months ended March 31, 2004, if market rates underlying the fair value of each debt instrument were to have increased 1/8%, the pro forma increase in interest expense would be $0.1 million. Likewise, for the year ended December 31, 2003, if market rates underlying the fair value of each debt instrument were to have increased 1/8%, the pro forma increase in interest expense would be $0.4 million.

      For an analysis of the sensitivity of pro forma earnings to potential reclassifications of this preliminary goodwill amount to tangible or intangible assets, please read our discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to fair value estimates” on page F-21.

      (j) Reflects the pro forma adjustment to interest expense attributable to Enterprise’s $500 million in borrowings to consummate the purchase of GulfTerra units from El Paso Corporation as described in Note (e). The pro forma increase in interest expense is $2.7 million for the three months ended March 31, 2004 and $10.7 million for the year ended December 31, 2003 and is based on the weighted-average 2.1% variable interest rate Enterprise is currently paying on its existing revolving credit facilities. For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled

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FINANCIAL STATEMENTS — (Continued)

“Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” on page F-20. For an analysis of sensitivity of pro forma interest expense to Enterprise’s long-term financing scenarios, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to long-term financing scenarios” on page F-21.

      (k) As a result of completing Step Two, Enterprise will incur an estimated $31.9 million of various transaction fees and costs. In accordance with purchase accounting rules, those costs considered direct costs of the acquisition are a component of the total purchase price. These costs include fees for legal, accounting, printing, financial advisory and other services rendered by third-parties to Enterprise over the course of the transaction and anticipated involuntary severance costs. Our pro forma balance sheet assumes that this expenditure is made from cash on hand. The offset to this amount is recorded as a component of goodwill (see Note (i)).

      (l) Reflects the present value of a note receivable from El Paso Corporation received as part of the negotiated net consideration reached in Step Two. The agreements between Enterprise and El Paso Corporation provide that for a period of three years following the closing of the proposed merger, El Paso Corporation will make transition support payments to Enterprise in annual amounts of $18 million, $15 million and $12 million for the first, second and third years of such period, respectively, payable in twelve equal monthly installments for each such year. The $45 million note receivable related to the El Paso Corporation transition support payments has been discounted to fair value and recorded as a reduction in the purchase price for GulfTerra. Of the $40.3 million estimated present value, $17.2 million of this amount has been classified on the pro forma March 31, 2004 balance sheet as a current asset with the remainder recorded as a component of other assets. The offset to this amount is recorded as a reduction of goodwill (see Note (i)).

      Our pro forma statements of consolidated operations reflect $0.2 million and $0.8 million of imputed interest income that would have been recognized from this note during the three months ended March 31, 2004 and the year ended December 31, 2003, respectively, using the effective interest method.

      (m) Reflects the pro forma elimination of material revenues and expenses and receivables and payables between Enterprise and GulfTerra as appropriate in consolidation.

      (n) Reflects pro forma classification adjustments necessary to conform GulfTerra’s historical condensed financial statements with Enterprise’s method of presentation. The reclassifications were as follows:

•	GulfTerra’s general and administrative costs were reclassified to a separate line item within operating expenses to conform to Enterprise’s method of presentation. Historically, GulfTerra’s general and administrative costs were $15.2 million for the three months ended March 31, 2004 and $48.8 million for the year ended December 31, 2003. For purposes of this pro forma presentation, our adjustment to GulfTerra’s general and administrative costs for the three months ended March 31, 2004 excludes $4.1 million of merger-related costs that were expensed by GulfTerra during the period. Such transaction costs for GulfTerra are pre-merger in nature and would not affect income from continuing operations of the combined partnership once the proposed merger is completed.

•	GulfTerra’s operating income increased as a result of reclassifying its equity earnings from unconsolidated affiliates to a separate component of operating income to conform with Enterprise’s presentation of such earnings. As a result of this reclassification, GulfTerra’s operating income increased by $2.2 million for the three months ended March 31, 2004 and $11.4 million for the year ended December 31, 2003. Enterprise’s equity investments with industry partners are a vital component of its business strategy. They are a means by which Enterprise conducts its operations to align its interests with those of its customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables Enterprise to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what Enterprise could accomplish

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FINANCIAL STATEMENTS — (Continued)

on a stand-alone basis. Many of these equity investments perform supporting or complementary roles to Enterprise’s other business operations. Based on information provided to Enterprise by GulfTerra, GulfTerra’s relationship with its equity investees is the same.

•	Enterprise grouped the income allocations to GulfTerra’s Series B unitholders, common unitholders and Series C unitholders under one category termed “Limited Partners” to conform to the Enterprise format.

      GulfTerra’s balance sheet line item descriptions are similar to Enterprise’s balance sheet presentation. In general, the only change to GulfTerra’s historical balance sheet was to conform the terminology and order of items between the two similar formats.

Step Three Adjustments of Proposed Merger:

      (o) Immediately after Step Two is completed, Enterprise will purchase the South Texas midstream assets from El Paso Corporation for $150 million plus the value of then outstanding inventory. For purposes of pro forma presentation, we have assumed that this purchase will be initially financed using a short-term, variable-rate acquisition term loan, which Enterprise plans to refinance using long-term debt and proceeds from equity offerings after the proposed merger is completed. This pro forma balance sheet adjustment reflects Enterprise’s receipt of $169.9 million in cash from borrowings and subsequent use of these funds to purchase the South Texas midstream assets from El Paso Corporation.

      (p) Reflects the pro forma adjustment to interest expense attributable to Enterprise’s $169.9 million in borrowings to consummate the purchase of the South Texas midstream assets from El Paso Corporation as described in Note (o). The pro forma increase in interest expense is $0.9 million for the three months ended March 31, 2004 and $3.6 million for the year ended December 31, 2003 and is based on the weighted-average 2.1% variable interest rate Enterprise is currently paying on borrowings under its existing revolving credit facilities. For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” on page F-20. For an analysis of sensitivity of pro forma interest expense to Enterprise’s long-term financing scenarios, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to long-term financing scenarios” on page F-21.

      (q) Enterprise’s purchase of the South Texas midstream assets will be recorded using purchase accounting. As a result, Enterprise will record the assets it acquires and any liabilities it may assume at fair value, which is preliminarily estimated at approximately $150 million of property, plant and equipment, $19.9 million assumed value of inventory plus $2.1 million of other long-term liabilities. Our allocation of the purchase price is preliminary pending completion of third-party valuation analysis. Under the purchase and sale agreement with El Paso Corporation for the South Texas midstream assets, certain assets and liabilities of this business will be retained by El Paso Corporation. The pro forma balance sheet adjustments record the estimated fair value of assets acquired and liabilities assumed by Enterprise and remove those retained by El Paso Corporation. In addition, these pro forma adjustments reflect the elimination of stockholder’s equity in the South Texas midstream assets in consolidation with Enterprise’s accounts. The South Texas midstream assets will be wholly-owned by Enterprise after Step Three is completed.

      (r) Reflects the pro forma elimination of material revenues and expenses and receivables and payables between Enterprise, GulfTerra and the South Texas midstream assets as appropriate in consolidation.

      (s) Reflects the pro forma adjustment to depreciation expense for the South Texas midstream assets acquisition. For purposes of calculating pro forma depreciation expense, we applied the straight-line method using an estimated remaining useful life of these assets of 25 years to our preliminary new basis of property, plant and equipment of approximately $150 million. After adjusting for historical depreciation recorded on

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FINANCIAL STATEMENTS — (Continued)

these assets, pro forma depreciation expense decreased $1.6 million for the three months ended March 31, 2004 and $6 million for the year ended December 31, 2003.

      (t) In accordance with the purchase and sale agreement between Enterprise and El Paso Corporation for the South Texas midstream assets, El Paso Corporation will retain all working capital items of the South Texas midstream assets except for inventory. As a result, our pro forma adjustments remove $160.4 million of current assets and $193.1 million of current liabilities, with a $32.7 million offset to owner’s net investment. In addition, the purchase and sale agreement states that El Paso Corporation will retain a number of NGL marketing-related contracts. Enterprise’s pro forma statement of operations for the three months ended March 31, 2004 includes adjustments to remove $153.9 million of revenues and $152.7 million of operating costs and expenses associated with these retained contracts. Likewise, for the year ended December 31, 2003, Enterprise’s pro forma statement of operations includes adjustments to remove $431.9 million of revenues and $427.2 million of operating costs and expenses.

      (u) Reflects pro forma classification adjustments necessary to conform the South Texas midstream assets’ historical combined financial statements with Enterprise’s method of presentation. First, the South Texas midstream assets’ general and administrative costs were reclassified to a separate line item within operating expenses to conform to Enterprise’s method of presentation. Second, the South Texas midstream assets’ balance sheet line item descriptions are similar to Enterprise’s balance sheet presentation. In general, the only change to the South Texas midstream assets’ historical combined balance sheet was to conform the terminology and order of items between the two similar formats.

Other Adjustments:

      (v) Reflects Enterprise’s other recent events, including (i) the May 2004 offering of 17,250,000 Enterprise common units (including the over-allotment amount of 2,250,000 common units) at an offering price of $21.00 per unit; (ii) the issuance of 1,757,347 Enterprise common units pursuant to its DRIP in May 2004; and (iii) the conversion of the 4,413,549 Class B special units into an equal number of Enterprise’s common units on July 29, 2004. Total net proceeds from these offerings were $388.4 million after deducting applicable underwriting discounts, commissions and offering expenses of approximately $16 million. Included in the total net proceeds from these offerings of $388.4 million are net capital contributions made by the general partner of Enterprise of $7.8 million to maintain its 2% general partner interest in Enterprise, after deducting the general partner’s share of underwriting discounts, commissions and offering expenses. Enterprise used $353.1 million of the net proceeds from these offerings (including Enterprise’s general partner’s net capital contributions) to repay its $225 million Interim Term Loan and to temporarily reduce borrowings outstanding under its revolving credit facilities by approximately $130 million. Enterprise used the $35.3 million in proceeds received in connection with its distribution reinvestment plan for general partnership purposes. For purposes of this pro forma presentation, proceeds received in connection with the DRIP are included in cash and cash equivalents.

      As a result of this use of proceeds, pro forma interest expense decreased by $1.7 million for the three months ended March 31, 2004 and $6.8 million for the year ended December 31, 2003. However, Enterprise’s pro forma adjustment also removes $1.0 million of prepaid debt issuance attributable to the Interim Term Loan, which is recorded as an increase in interest expense and a decrease in other current assets. Taking into account these two offsets, pro forma interest expense decreased a net $0.7 million for the three months ended March 31, 2004 and $5.8 million for the year ended December 31, 2003. The removal of debt issuance costs is due to repayment of the Interim Term Loan.

      For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” beginning on page F-20.

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FINANCIAL STATEMENTS — (Continued)

      (w) Reflects the sale in this offering of 13,750,000 Enterprise common units (including 1,751,500 common units sold to Enterprise management) at an assumed offering price of $20.90 per unit in August 2004. Total net proceeds from this sale are expected to be approximately $281.7 million after deducting applicable underwriting discounts, commissions and offering expenses of $11.6 million. Included in the total net proceeds of $281.7 million is a net capital contribution made by the general partner of Enterprise of $5.7 million to maintain its 2% general partner interest in Enterprise, after deducting the general partner’s share of the underwriting discounts, commissions and offering expenses. The net proceeds from this equity offering, including Enterprise’s general partner’s net capital contribution, will be used to reduce the amount of borrowings necessary to complete Step Two and Step Three of the proposed merger.

      As a result of our pro forma application of proceeds from this offering to reduce debt arising from Step Two and Step Three of the proposed merger, pro forma interest expense will decrease by $6.0 million and $1.5 million for the year ended December 31, 2003 and three months ended March 31, 2004, respectively. For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion below titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates.”

      (x) Reflects the conversion of Enterprise’s 4,413,549 Class B special units into an equal number of its common units. Enterprise received approval from its unitholders for this conversion at its special meeting held on the same date. The pro forma balance sheet adjustment reflects the reclassification of $135.1 million in partnership capital. There was no effect on Enterprise’s earnings as a result of this conversion.

PRO FORMA SENSITIVITY ANALYSIS

      Sensitivity to variable interest rates. Certain of the pro forma adjustments to interest expense are based on Enterprise’s current weighted-average variable interest rates. The table below shows the sensitivity of these pro forma adjustments to interest expense to a 1/8% increase in the variable interest rates used to derive the pro forma adjustments for the periods indicated (dollars in millions):

	Three Months Ended March 31, 2004

	Pro Forma		Hypothetical
	(Increase)/Decrease	Pro Forma	(Increase)/Decrease
	in Interest Expense	Adjustment	in Pro Forma
	Attributable to	if Variable	Interest Expense
	Variable	Interest Rates	Due to Higher
	Interest Rates	Are 1/8% Higher	Interest Rates

Pro Forma Note	(A)	(B)	(B-A)

Note (j)	$(2.7)	$(2.8)	$(0.1)
Note (p)	(0.9)	(1.0)	(0.1)
Note (v)	0.7	0.8	0.1
Note (w)	1.5	1.6	0.1

Totals	$(1.4)	$(1.4)	$—

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FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2003

	Pro Forma		Hypothetical
	(Increase)/Decrease	Pro Forma	(Increase)/Decrease
	in Interest Expense	Adjustment	in Pro Forma
	Attributable to	if Variable	Interest Expense
	Variable	Interest Rates	Due to Higher
	Interest Rates	Are 1/8% Higher	Interest Rates

Pro Forma Note	(A)	(B)	(B-A)

Note (c)	$(8.7)	$(9.2)	$(0.5)
Note (j)	(10.7)	(11.3)	(0.6)
Note (p)	(3.6)	(3.8)	(0.2)
Note (v)	5.8	6.3	0.5
Note (w)	6.0	6.4	0.4

Totals	$(11.2)	$(11.6)	$(0.4)

      Sensitivity to fair value estimates. Certain of the pro forma adjustments incorporate our preliminary estimates of the fair value of investments or businesses that we are acquiring. Early indications are that the excess of our purchase price over the preliminary fair values (“excess cost”) may be assigned to non-amortizable other intangible assets or goodwill as opposed to depreciable fixed assets or amortizable intangible assets. Upon completion of the proposed merger or shortly thereafter, Enterprise will obtain a third-party valuation of GulfTerra’s assets and liabilities in order to develop a definitive allocation of the purchase price. As a result, the final purchase price allocation may result in some amounts being assigned to tangible or amortizable intangible assets apart from goodwill. To the extent that any amount is assigned to a tangible or amortizable intangible asset, this amount may ultimately be depreciated or amortized (as appropriate) to earnings over the expected benefit period of the asset. To the extent that any amount remains as goodwill, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and if necessary, written down to a lower fair value should circumstances warrant.

      The table below shows the potential increase in pro forma depreciation or amortization expense if certain amounts of the $2.6 billion of goodwill identified in Note (i) were ultimately assigned to fixed assets or amortizable intangible assets. For purposes of calculating this sensitivity, we have applied the straight-line method of cost allocation (i.e., depreciation or amortization) over an estimated useful life of 20 years to various fair values. The decrease in annual basic earnings per unit is predicated on the $0.70 basic earnings per unit determined using the $274.3 million final adjusted pro forma income from continuing operations amount after this offering is completed. The resulting pro forma adjustments for the year ended December 31, 2003 are as follows (dollars in millions, unless indicated otherwise):

	Decrease in Annual
	Income from	Decrease in Annual
Amount Allocated to Tangible or Intangible Assets Out of Goodwill	Continuing	Basic Earnings
Preliminarily Assigned in Note (i)	Operations	Per Unit

$520 million or 20% of preliminary goodwill	$26.0	$0.08
$1.0 billion or 40% of preliminary goodwill	52.0	0.15
$1.6 billion or 60% of preliminary goodwill	78.0	0.23
$2.1 billion or 80% of preliminary goodwill	104.0	0.30
$2.6 billion or 100% of preliminary goodwill	130.1	0.38

      Sensitivity to long-term financing scenarios. Enterprise plans to refinance its acquisition term loans incurred in connection with Step Two and Step Three of the proposed merger using a mix of debt and equity offerings in the future. In addition, Enterprise management plans to refinance GulfTerra’s debt through a tender offer for that debt that is financed with private placement debt. The size and terms of any future equity

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FINANCIAL STATEMENTS — (Continued)

or debt offerings are subject to market conditions beyond our control. The financing scenarios described below are presented solely for the purpose of sensitivity analysis and may not represent management’s final courses of action.

Scenario A —	10% of baseline borrowing amount repaid using proceeds of equity offering with remainder refinanced using 5.00% fixed-rate long-term debt

Scenario B —	10% of baseline borrowing amount repaid using proceeds of equity offering with remainder refinanced using 7.00% fixed-rate long-term debt

Scenario C —	20% of baseline borrowing amount repaid using proceeds of equity offering with remainder refinanced using 5.00% fixed-rate long-term debt

Scenario D —	20% of baseline borrowing amount repaid using proceeds of equity offering with remainder refinanced using 7.00% fixed-rate long-term debt

Scenario E —	All of baseline borrowing amount refinanced using 5.00% fixed-rate long-term debt

Scenario F —	All of baseline borrowing amount refinanced using 7.00% fixed-rate long-term debt

      The “baseline” sensitivity amounts referenced in the preceding scenarios are quantified in the following table, which reflects the sensitivity of annual interest expense to the noted scenarios (dollars in millions).

				Increase (Decrease) in Annual Interest Expense from Baseline Amount
	Baseline Annual Amounts(4)			due to Financing Scenario

	Borrowing	Rate	Interest	Scenario A	Scenario B	Scenario C	Scenario D	Scenario E	Scenario F

Step Two and Step Three short-term acquisition term loans, variable-rate(1)	$296.1	2.14%	$6.3	$7.0	$12.3	$5.5	$10.2	$8.5	$14.4
Refinance GulfTerra obligations:(2)
Revolving credit facility(3)	387.0	3.11%	12.0	5.4	12.3	3.4	9.6	$7.3	$15.1
Senior secured term loan(3)	300.0	3.36%	10.1	3.4	8.8	1.9	6.7	$4.9	$10.9
Senior notes, fixed-rate, due June 2010	250.0	6.25%	15.6	(4.4)	0.1	(5.6)	(1.6)	$(3.1)	$1.9
Senior subordinated notes, due June 2009	175.0	10.375%	18.2	(10.3)	(7.1)	(11.2)	(8.4)	$(9.4)	$(5.9)
Senior subordinated notes, due June 2010	255.0	8.500%	21.7	(10.2)	(5.6)	(11.5)	(7.4)	$(8.9)	$(3.8)
Senior subordinated notes, due June 2011	167.5	8.500%	14.2	(6.7)	(3.7)	(7.5)	(4.9)	$(5.9)	$(2.5)
Senior subordinated notes, due June 2011	154.0	8.500%	13.1	(6.2)	(3.4)	(6.9)	(4.5)	$(5.4)	$(2.3)
Senior subordinated notes, due Dec. 2012	134.0	10.625%	14.2	(8.2)	(5.8)	(8.9)	(6.7)	$(7.5)	$(4.9)

Totals	$2,118.6		$125.5	$(30.2)	$7.9	$(40.8)	$(7.0)	$(19.5)	$22.9

(1)	Baseline borrowing amount is after application of proceeds from May 2004 offering, May 2004 issuance of units pursuant to our DRIP and this offering.

(2)	Reflects GulfTerra’s outstanding debt obligations at March 31, 2004.

(3)	Baseline interest rate is a weighted-average rate as of March 31, 2004.

(4)	The amounts do not reflect related borrowing costs, the impact of interest rate swaps of Enterprise or purchase accounting adjustments related to GulfTerra’s debt.

Our Other Recent Developments

Second Quarter 2004 Unaudited Results

      The following table sets forth our summarized results of operations for the periods indicated:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2003	2004	2003	2004

Income Statement Data:
Revenues	$1,210.6	$1,713.4	$2,692.3	$3,418.2
Costs and expenses	1,144.1	1,660.4	2,542.3	3,291.4
Equity earnings from unconsolidated affiliates	(0.2)	12.1	1.4	25.5

Operating income	66.3	65.1	151.4	152.4
Other income (expense)	(31.4)	(30.8)	(70.5)	(62.0)
Provision for taxes	(0.5)	(0.4)	(3.6)	(2.0)
Minority interest	(1.3)	(0.7)	(3.7)	(3.7)
Cumulative effect of change in accounting principle	—	—	—	7.0

Net income	$33.1	$33.1	$73.6	$91.6

Fully diluted earnings per unit	$0.14	$0.11	$0.32	$0.35

EBITDA	$94.7	$97.2	$208.0	$220.5

Gross operating margin:
Pipelines	$72.0	$67.1	$143.9	$150.1
Fractionation	35.9	35.9	64.9	66.2
Processing	2.7	4.4	32.7	22.4
Octane enhancement	(3.2)	(0.7)	(6.7)	(1.9)
Other	(0.9)	(0.6)	(1.9)	(1.0)

Total gross operating margin	$106.5	$106.1	$232.9	$235.8

Selected Volumetric Operating Data:
Pipelines, net volumes as shown
NGL and petrochemical liquids pipelines (MBPD, net)	1,295	1,331	1,303	1,381
Natural gas pipelines (BBtus per day, net)	1,033	1,068	1,033	1,071
Fractionation, net volumes in MBPD
NGL fractionation	201	237	218	233
Propylene fractionation	58	60	59	57
Isomerization	82	78	81	69
Natural gas processing, net volumes as shown
Fee-based natural gas processing (MMcf per day, net)	160	1,248	112	805
Equity NGL production (MBPD, net)	39	45	43	47
Octane enhancement, net volumes in MBPD	3	10	3	7

      Please read “Non-GAAP Financial Measures” on pages S-22 through S-25 for an explanation of our gross operating margin and a reconciliation of gross operating margin to operating income, which is the financial measure calculated and presented in accordance with GAAP that is the most directly comparable to gross operating margin, and for an explanation of EBITDA and a reconciliation of EBITDA to net income and operating activities cash flows, which are the financial measures calculated and presented in accordance with GAAP that are the most directly comparable to EBITDA.

      As of June 30, 2004, our total debt balance was approximately $1.8 billion. Our debt as of June 30, 2004, pro forma for the application of the proceeds from this offering, was approximately $1.5 billion.

     Overview of Second Quarter 2004 Unaudited Results

      The fundamentals for the NGL industry during the second quarter were the strongest that we have seen in the past two years. Ethane demand by the ethylene industry (which is the largest single consumer of ethane and propane) averaged 747 thousand barrels per day, or MBPD, in the second quarter of 2004 compared to 614 MBPD in the second quarter of 2003. Ethane demand in June 2004 was 765 MBPD compared to 560 MBPD in June 2003.

      As a result of global events, we expect that the unusual level of volatility in crude oil, natural gas and NGL prices will continue. The volatility in hydrocarbon prices impacts the prices we charge customers for products and services and those we pay vendors for feedstocks, fuel and other purchases. In addition, this volatility can result in lower of cost or market valuation adjustments to our inventories depending on the carrying values of products at the end of each reporting period.

      In addition, higher fuel costs (primarily for natural gas) continue to impact our profitability. This is due to the combination of higher prices for natural gas, natural gas fired electricity and NGLs and the fact that, unlike most of our other facilities, our transportation tariffs for the Mid-America and Seminole pipelines do not provide for automatic surcharges to customers for increased fuel costs. During the second quarter of 2004, we took additional steps to minimize our exposure to the volatility of fuel costs by converting NGL-fueled pipeline pump stations to electricity and by entering into a five-year fixed-price contract to purchase power from a coal-fired power plant in Texas. We are also evaluating a cost of service filing with the FERC for the recovery of the increased fuel costs on the Mid-America and Seminole pipelines through an increase in our transportation tariffs.

     Three Months Ended June 30, 2004 Compared to Three Months Ended June 30, 2003

      Revenues for the second quarter of 2004 increased $502.8 million over those recorded during the same period in 2003. Processing segment revenues increased $315.6 million quarter-to-quarter primarily due to higher sales volumes and NGL prices. On a weighted-average basis, NGL prices increased from 52 cents per gallon, or CPG, during the second quarter of 2003 to 66 CPG during the second quarter of 2004. Fractionation segment revenues increased $103.1 million quarter-to-quarter primarily due to a $131.4 million increase in propylene fractionation revenues resulting from higher sales volumes and polymer and refinery-grade propylene prices. In addition, the consolidation of BEF added $70.8 million in revenues. We began consolidating BEF’s results with those of our own after purchasing an additional 33.3% interest in BEF on September 30, 2003.

      Costs and expenses increased $516.3 million quarter-to-quarter primarily due to an increase in cost of sales related to NGL and propylene fractionation marketing activities. The increase in cost of sales was caused by higher purchase volumes and prices. In addition, the consolidation of BEF also increased operating costs and expenses. Lastly, depreciation and amortization in operating costs and expenses increased $3.9 million quarter-to-quarter as a result of capital expenditures and business acquisitions completed since June 30, 2003.

      Selling, general and administrative costs decreased $3 million quarter-to-quarter generally due to the timing of such expenditures and cost reduction programs. Earnings from equity method unconsolidated affiliates increased $12.3 million quarter-to-quarter primarily due to $10.7 million recorded from GulfTerra’s general partner in the second quarter of 2004. We acquired a 50% membership interest in GulfTerra’s general partner from El Paso Corporation in December 2003. The overall impact of increased operating expenses for the second quarter of 2004 lowered operating income $1.2 million quarter-to-quarter.

      The following information highlights the significant quarter-to-quarter variances in gross operating margin by business segment:

      Pipelines. Gross operating margin from our Pipelines segment was $67.1 million for the second quarter of 2004 compared to $72 million for the second quarter of 2003. On an energy-equivalent basis, net pipeline throughput was 1,612 MBPD for the second quarter of 2004 versus 1,566 MBPD for the second quarter of 2003. Gross operating margin for the second quarter of 2004 includes $10.7 million of equity earnings from GulfTerra’s general partner.

      NGL and petrochemical volumes increased to 1,331 MBPD during the second quarter of 2004 from 1,295 MBPD during the second quarter of 2003. Gross operating margin from our Mid-America and Seminole pipelines for the second quarter of 2004 was $31.1 million compared to $39.9 million for the second quarter of 2003. Net NGL volumes transported by the two pipelines increased by 43 MBPD quarter-to-quarter. The $8.8 million decrease in gross operating margin from the second quarter of last year was primarily due to a one-time $3.8 million reduction in operating expense in 2003 that did not recur in 2004 and a $3.6 million increase in repair, maintenance and fuel expenses, including $1.8 million that was attributable to our pipeline integrity inspection program. The increase in expenses from the prior year more than offset the increase in gross operating margin associated with the higher transportation volumes. Beginning July 1, 2004, the tariffs on the Mid-America and Seminole pipeline will increase by approximately $7.2 million on an annual basis as the result of the annual adjustment for the increase in the Producer Price Index.

      Our NGL import facility posted a $2.2 million decrease in gross operating margin quarter-to-quarter primarily due to a 63 MBPD decrease in import volumes. Greater worldwide demand for NGLs during the second quarter of 2004 resulted in competition for NGLs and the diversion of volumes to other international markets that normally would have been delivered to the U.S. Gulf Coast. Gross operating margin from our Houston Ship Channel pipeline decreased $1.8 million quarter-to-quarter due to lower volumes originating from our NGL import facility.

      Gross operating margin from the Lou-Tex NGL pipeline decreased by $2.8 million quarter-to-quarter due to a 12 MBPD decrease in volume. This decrease in margin and volume was due to our election to maximize our overall total gross operating margin by diverting mixed NGLs and refinery-grade propylene to our other facilities.

      As a result of increased natural gas sales margins, gross operating margin from Acadian Gas increased $1.4 million quarter-to-quarter. Natural gas throughput on this system increased 29 billion British thermal units per day, or BBtu/d, quarter-to-quarter. Equity earnings from our Gulf of Mexico natural gas pipeline investments decreased $1.4 million quarter-to-quarter primarily due to the underperformance of the Brutus and Hickory fields and natural depletion of natural gas reserves served by our pipeline systems, which was partially offset by new production from other fields. Overall, natural gas pipeline throughput volumes were 1,068 BBtu/d during the second quarter of 2004 versus 1,033 BBtu/d during the second quarter of 2003.

      Total pipeline integrity inspection and testing expense for the second quarter of 2004 was approximately $3.1 million compared to $0.1 million in the second quarter of 2003. In addition, approximately $1.2 million of major pipeline integrity repair costs were capitalized during the second quarter of 2004 compared to $0.7 million in the second quarter of last year.

      Fractionation. Gross operating margin from our Fractionation segment was $35.9 million for the second quarters of both 2004 and 2003. Gross operating margin from NGL fractionation decreased $3.4 million quarter-to-quarter. NGL fractionation volumes were 237 MBPD during the second quarter of 2004 compared to 201 MBPD during the second quarter of 2003. Gross operating margin from our Mont Belvieu NGL fractionator decreased $8.7 million quarter-to-quarter primarily due to $6.8 million in net gains associated with the measurement of mixed NGLs in storage pending fractionation we recorded in the second quarter of 2003, which did not recur in the second quarter of 2004. Gross operating margin from our Norco facility increased $5 million quarter-to-quarter primarily due to (i) a 23 MBPD increase in volumes resulting from an expansion of the facility completed during the fourth quarter of 2003 and (ii) higher prices for NGL volumes sold by Norco that it takes ownership of as a result of percent-of-liquids arrangements.

      Gross operating margin from propylene fractionation increased $4.1 million quarter-to-quarter primarily due to an increase in petrochemical marketing sales volumes. Propylene fractionation volumes were 60 MBPD during the second quarter of 2004 compared to 58 MBPD during the second quarter of 2003. Gross operating margin from isomerization decreased $0.5 million quarter-to-quarter primarily due to a lower volumes and tolling revenues, which were partially offset by higher by-product revenues. Isomerization volumes were 78 MBPD during the second quarter of 2004 compared to 82 MBPD during the second quarter of 2003.

      Processing. Gross operating margin from our Processing segment was $4.4 million for the second quarter of 2004 compared to $2.7 million for the second quarter of 2003. Gross operating margin from our gas processing plants increased $9.2 million quarter-to-quarter. Equity NGL production was 45 MBPD for the second quarter of 2004 compared to 39 MBPD for the second quarter of 2003. Fee-based natural gas processing volumes increased to 1,248 MMcf/d in the second quarter of 2004 from 160 MMcf/d in the second quarter of 2003 reflecting the conversion of our major processing agreements to fee-based arrangements.

      Gross operating margin from NGL marketing activities was a loss of $5.8 million for the second quarter of 2004 compared to a profit of $1.7 million in the second quarter of 2003. The second quarter of 2004 included a loss of $13.4 million associated with the ineffectiveness of a practice that we used to manage our NGL production and inventory on a seasonal basis. Historically, there has been a seasonal price decrease for NGLs from the first quarter to the second quarter of a given year, due in part to greater demand in the winter months for propane for space heating and for butanes in the production of motor gasoline. Part of our inventory practice at the beginning of the second quarter of 2004 was to sell NGLs at prices that were greater than our expected production or purchased volume costs in the second quarter of 2004 to take advantage of expected seasonal price differences. In prior years, this practice had been generally profitable. Unfortunately, this practice did not work for us in the second quarter of 2004 because of the unexpected increase and volatility in crude oil, natural gas and NGL prices due to global events. We expect that the unusual level of volatility in hydrocarbon prices will continue in the near term. As a result, we will limit the amount of NGLs that we will sell under this practice to about five days worth of our equity NGL production, or approximately 250,000 barrels.

      When current market prices are below the carrying cost of our various inventories, we are required to record a lower of cost or market adjustment to reduce the carrying costs to their respective market values. We recorded $1.8 million of lower of cost or market adjustments for the second quarter of 2004 compared to $3.4 million of such adjustments for the second quarter of 2003. Beginning with the third quarter of 2004, we will reclassify approximately 775,000 barrels of linefill that we own as a shipper on certain NGL pipelines from inventory to property on our consolidated balance sheet. This change is due to business reasons that require us to maintain volumes as permanent linefill and is consistent with our classification of linefill for other pipelines. Such volumes will be subject to periodic impairment testing under Statements of Financial Accounting Standards No. 144.

Special Meetings of Unitholders

      On July 29, 2004, we held a special meeting of our unitholders at which our unitholders approved the issuance of our common units pursuant to the merger agreement, and approved the conversion of our 4,413,549 Class B special units into an equal number of common units. On the same day, GulfTerra held a special meeting of its common unitholders at which GulfTerra’s common unitholders approved and adopted the merger agreement. For a discussion of the remaining conditions to the effectiveness of the merger, please read “— Conditions to the Effectiveness of the Merger and Related Transactions.”

May 2004 Common Unit Offering

      In May 2004, we completed a public offering of 17,250,000 common units (including 2,250,000 common units sold pursuant to the underwriters’ over-allotment option) from which we received net proceeds of approximately $353.1 million, including our general partner’s $7.1 million capital contribution. We used the net proceeds from the offering, including our general partner’s proportionate capital contribution, to repay in full our $225 million interim term loan and to temporarily reduce indebtedness under our revolving credit facilities by approximately $130 million.

Interest Expense Hedging Program

      In the first quarter of 2004, we entered into interest rate hedging arrangements in anticipation of entering into permanent debt financing for the proposed GulfTerra merger. On April 23, 2004, we terminated these arrangements and, on April 27, 2004 we received approximately $104.5 million in cash as a result of the

Non-GAAP Financial Measures

      We include in this prospectus supplement the non-GAAP financial measures of gross operating margin and EBITDA for Enterprise, and provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure or measures calculated and presented in accordance with GAAP.

Gross Operating Margin

      We define gross operating margin as operating income before: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the cash payment obligation; (3) gains and losses on the sale of assets; and (4) selling, general and administrative expenses. We view gross operating margin as an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by our senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses. The GAAP measure most directly comparable to gross operating margin is operating income.

EBITDA

      EBITDA is defined as net income (income from continuing operations with regards to pro forma information) plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by our management and by external users of financial statements such as investors, commercial banks, research analysts and ratings agencies, to assess:

•	the financial performance of our assets without regard to financing methods, capital structures or historical costs basis;

•	the ability of our assets to generate cash sufficient to pay interest cost and support its indebtedness;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure; and

•	the viability of projects and the overall rates of return on alternative investment opportunities.

      EBITDA should not be considered an alternative to net income or income from continuing operations, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. This non-GAAP financial measure is not intended to represent GAAP-based cash flows. We have reconciled our historical and pro forma EBITDA amounts to our consolidated net income (income from continuing operations with regards to pro forma information) and historical EBITDA amounts further to operating activities cash flows.

Enterprise Non-GAAP Reconciliations

      The following table presents a reconciliation of our non-GAAP financial measures of total gross operating margin to the GAAP financial measure of operating income and a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measures of net income (income from continuing operations with regards to pro forma information) and of operating activities cash flows, on a historical and pro forma as adjusted basis, as applicable, for each of the periods indicated:

				For Year Ended December 31, 2003
	Enterprise
	Consolidated Historical
					Adjusted	Adjusted
				Through	Enterprise	Enterprise
	For Year Ended December 31,			Step Three	Pro Forma	Pro Forma
				Enterprise	for Other	for this
	2001	2002	2003	Pro Forma	Recent Events	Offering

				(Unaudited)

	(Dollars in millions)
Reconciliation of Non-GAAP “Total Gross Operating Margin” to GAAP “Operating Income”
Operating Income	$286.8	$194.3	$248.1	$582.8	$582.8	$582.8
Adjustments to reconcile Operating Income to Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	48.8	86.0	115.7	220.7	220.7	220.7
Retained lease expense, net in operating costs and expenses	10.4	9.1	9.1	9.1	9.1	9.1
Gain on sale of assets in operating costs and expenses	(0.4)			(18.7)	(18.7)	(18.7)
Selling, general and administrative costs	30.3	42.9	37.5	93.5	93.5	93.5

Total Gross Operating Margin	$375.9	$332.3	$410.4	$887.4	$887.4	$887.4

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” or “Income from Continuing Operations” and GAAP “Cash Provided by Operating Activities”
Net Income (or Income from Continuing Operations with regards to pro forma information)	$242.2	$95.5	$104.5	$262.5	$268.3	$274.3
Adjustments to derive EBITDA:
Interest expense	52.5	101.6	140.8	282.6	276.8	270.7
Provision for income taxes		1.6	5.3	5.3	5.3	5.3
Depreciation and amortization (excluding amortization component in interest expenses)	51.1	86.1	115.8	220.7	220.7	220.8

EBITDA	345.8	284.8	366.4	$771.1	$771.1	$771.1

Interest expense	(52.5)	(101.6)	(140.8)
Amortization in interest expense	0.8	8.8	12.6
Provision for income taxes		(1.6)	(5.3)
Provision for impairment charge			1.2
Earnings from unconsolidated affiliates	(25.4)	(35.3)	14.0
Distributions from unconsolidated affiliates	45.1	57.7	31.9
Loss (gain) on sale of assets	(0.4)
Operating lease expense paid by EPCO (excluding minority interest portion)	10.3	9.0	9.0
Other expenses paid by EPCO			0.4
Minority interest	2.5	3.0	3.9
Deferred income tax expense		2.1	10.5
Changes in fair market value of financial instruments	(5.7)	10.2
Net effect of changes in operating accounts	(37.2)	92.7	120.9

Cash provided by operating activities	$283.3	$329.8	$424.7

Enterprise Non-GAAP Reconciliations (Continued)

	Enterprise		For Three Months Ended March 31, 2004
	Consolidated
	Historical			Adjusted	Adjusted
	For Three Months		Through	Enterprise	Enterprise
	Ended March 31,		Step Three	Pro Forma	Pro Forma
			Enterprise	for Other	for this
	2003	2004	Pro Forma	Recent Events	Offering

	(Dollars in millions)
Reconciliation of Non-GAAP “Total Gross Operating Margin” to GAAP “Operating Income”
Operating Income	$85.0	$87.3	$174.4	$174.4	$174.4
Adjustments to reconcile Operating Income to Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	27.6	30.5	58.3	58.3	58.3
Retained lease expense, net in operating costs and expenses	2.3	2.3	2.3	2.3	2.3
Gain on sale of assets in operating costs and expenses		0.1	0.1	0.1	0.1
Selling, general and administrative costs	11.5	9.5	22.9	22.9	22.9

Total Gross Operating Margin	$126.4	$129.7	$258.0	$258.0	$258.0

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” or “Income from Continuing Operations” and GAAP “Cash Provided by Operating Activities”
Net income (Income from Continuing Operations with regards to pro forma information)	$40.5	$58.5	$109.5	$110.2	$111.7
Adjustments to derive EBITDA:
Interest expense	41.9	32.6	62.0	61.3	59.8
Provision for income taxes	3.1	1.6	1.6	1.6	1.6
Depreciation and amortization (excluding amortization component in interest expenses)	27.6	30.5	58.3	58.3	58.3

EBITDA	113.1	123.2	$231.4	$231.4	$231.4

Interest expense	(41.9)	(32.6)
Amortization in interest expense	11.6	0.8
Provision for income taxes	(3.1)	(1.6)
Cumulative effect of change in accounting principle		(7.0)
Earnings from unconsolidated affiliates	(1.6)	(13.4)
Distributions from unconsolidated affiliates	15.6	15.7
Loss (gain) on sale of assets		0.1
Operating lease expense paid by EPCO (excluding minority interest portion)	2.3	2.3
Minority interest	2.3	3.0
Deferred income tax expense	2.7	1.7
Decrease (increase) in restricted cash	(10.0)	5.8
Net effect of changes in operating accounts	50.5	(68.4)

Cash provided by operating activities	$141.5	$29.6

      The following is a reconciliation of Enterprise’s Non-GAAP financial measures of gross operating margin and EBITDA as presented on page S-12 to their respective GAAP measures:

	For the Three
	Months Ended		For the Six Months
	June 30,		Ended June 30,

	2003	2004	2003	2004

Reconciliation of Non-GAAP “Total Gross Operating Margin” to GAAP “Operating Income”
Operating income	$66.3	$65.1	$151.4	$152.4
Adjustments to reconcile Operating Income to Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	27.8	31.7	55.5	62.2
Retained lease expense, net in operating costs and expenses	2.3	2.3	4.5	4.6
Selling, general and administrative expenses and other	10.1	7.0	21.5	16.6

Total Gross Operating Margin	$106.5	$106.1	$232.9	$235.8

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and GAAP “Cash Provided by (Used in) Operating Activities”
Net income	$33.1	$33.1	$73.6	$91.6
Adjustments to derive EBITDA:
Interest expense (including related amortization)	33.3	31.9	75.2	64.5
Provision for income taxes	0.5	0.4	3.6	2.0
Depreciation and amortization in operating costs and expenses	27.8	31.8	55.6	62.4

EBITDA	94.7	97.2	208.0	220.5
Interest expense	(33.3)	(31.9)	(75.2)	(64.5)
Amortization in interest expense	0.3	1.1	11.9	1.8
Provision for income taxes	(0.5)	(0.4)	(3.6)	(2.0)
Deferred income tax expense	2.7	1.2	5.5	2.9
Cumulative effect of change in accounting principle				(7.0)
Equity in loss (income) of unconsolidated affiliates	0.2	(12.1)	(1.4)	(25.5)
Distributions received from unconsolidated affiliates	5.2	18.0	20.9	33.7
Operating lease expense paid by EPCO, net of applicable
minority interest portion	2.3	2.3	4.5	4.6
Minority interest	1.3	0.7	3.6	3.7
Increase in restricted cash	(2.8)	(15.1)	(12.8)	(9.3)
Net effect of changes in operating accounts and other	(91.4)	17.3	(41.1)	(51.0)

Cash provided by (used in) operating activities	$(21.3)	$78.3	$120.3	$107.9

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products GP, LLC, as general partner

Date: July 30, 2004	By:	/s/ MICHAEL A. CREEL Michael A. Creel Executive Vice President and Chief Financial Officer of Enterprise Products GP, LLC